                                                                    EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            TRIPLE CROWN MEDIA, INC.,

                              BR ACQUISITION CORP.,

                                       AND

                              BULL RUN CORPORATION,

                           DATED AS OF AUGUST 2, 2005

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                                TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER.............................................     1

RECITALS.................................................................     1

ARTICLE I. CERTAIN DEFINITIONS...........................................     1
   SECTION 1.01  Certain Definitions.....................................     1

ARTICLE II. THE MERGER...................................................    10
   SECTION 2.01  The Merger..............................................    10
   SECTION 2.02  Effective Time..........................................    10
   SECTION 2.03  Effect of the Merger....................................    10
   SECTION 2.04  Articles of Incorporation; By-Laws......................    10
   SECTION 2.05  Directors and Officers..................................    10
   SECTION 2.06  Effect on Capital Stock.................................    11
   SECTION 2.07  Exchange of Certificates................................    12
   SECTION 2.08  Dissenters' Rights......................................    15

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    15
   SECTION 3.01  Organization and Qualification; Subsidiaries............    15
   SECTION 3.02  Articles of Incorporation and By-Laws...................    16
   SECTION 3.03  Capitalization..........................................    16
   SECTION 3.04  Authority Relative to This Agreement....................    17
   SECTION 3.05  No Conflict; Required Filings and Consents..............    18
   SECTION 3.06  SEC Filings; Financial Statements.......................    19
   SECTION 3.07  Proxy Statement.........................................    20
   SECTION 3.08  Compliance, Permits.....................................    20
   SECTION 3.09  Absence of Certain Changes or Events....................    21
   SECTION 3.10  No Undisclosed Liabilities..............................    21
   SECTION 3.11  Litigation..............................................    22
   SECTION 3.12  Employee Benefit Plans; Employment Agreements...........    22
   SECTION 3.13  Employees; Labor Matters................................    24
   SECTION 3.14  Taxes...................................................    24
   SECTION 3.15  Environmental Matters...................................    26
   SECTION 3.16  Brokers.................................................    27
   SECTION 3.17  Material Contracts......................................    27
   SECTION 3.18  Title to Properties; Absence of Encumbrances............    27
   SECTION 3.19  Insurance...............................................    27
   SECTION 3.20  Tax Matters.............................................    28
   SECTION 3.21  Vote Required...........................................    28
   SECTION 3.22  State Takeover Statutes.................................    28
   SECTION 3.23  Fairness Opinion........................................    28
   SECTION 3.24  No Other Representations and Warranties.................    29
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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TCM........................    29
   SECTION 4.01  Organization and Qualification..........................    29
   SECTION 4.02  Organizational Documents................................    30
   SECTION 4.03  Capitalization..........................................    30
   SECTION 4.04  Issuance of Merger Consideration........................    31
   SECTION 4.05  Authority Relative to this Agreement....................    31
   SECTION 4.06  No Conflict; Required Filings and Consents..............    31
   SECTION 4.07  Financial Statements....................................    32
   SECTION 4.08  Registration Statement..................................    33
   SECTION 4.09  Compliance, Permits.....................................    33
   SECTION 4.10  Absence of Certain Changes or Events....................    34
   SECTION 4.11  No Undisclosed Liabilities..............................    34
   SECTION 4.12  Litigation..............................................    34
   SECTION 4.13  Employees; Labor Matters................................    34
   SECTION 4.14  Taxes...................................................    35
   SECTION 4.15  Environmental Matters...................................    36
   SECTION 4.16  Brokers.................................................    37
   SECTION 4.17  Material Contracts......................................    37
   SECTION 4.18  Title to Properties; Absence of Encumbrances............    39
   SECTION 4.19  Interim Operations of Merger Sub........................    40
   SECTION 4.20  Tax Matters.............................................    40
   SECTION 4.21  Employee Benefits.......................................    40
   SECTION 4.22  Fairness Opinions.......................................    40
   SECTION 4.23  No Other Representations and Warranties.................    40

ARTICLE V. COVENANTS.....................................................    41
   SECTION 5.01  Conduct of Business by the Company......................    41
   SECTION 5.02  Form S-4; Company Stockholder Approval..................    44
   SECTION 5.03  Exclusivity; Superior Proposal..........................    45
   SECTION 5.04  Access to Information; Confidentiality..................    48
   SECTION 5.05  Consents and Approvals..................................    49
   SECTION 5.06  Stock Options...........................................    49
   SECTION 5.07  Notification of Certain Matters.........................    50
   SECTION 5.08  Public Announcements....................................    51
   SECTION 5.09  Expenses................................................    51
   SECTION 5.10  Tax Treatment...........................................    51
   SECTION 5.11  Continuing Director and Officer Indemnification.........    51
   SECTION 5.12  Certain Tax Matters.....................................    52
   SECTION 5.13  Employees and Employee Benefit Matters..................    53
   SECTION 5.14  Listing of TCM Common Stock.............................    53
   SECTION 5.15  Necessary Actions.......................................    53

ARTICLE VI. CONDITIONS TO THE MERGER.....................................    53
   SECTION 6.01  Conditions to Obligation of Each Party to
                    Effect the Merger....................................    53
   SECTION 6.02  Additional Conditions to Obligations of TCM and
                    Merger Sub...........................................    54
   SECTION 6.03  Additional Conditions to Obligation of the Company......    56
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   SECTION 6.04  Rule 145 Affiliates.....................................    57

ARTICLE VII. TERMINATION.................................................    57
   SECTION 7.01  Termination.............................................    57
   SECTION 7.02  Effect of Termination...................................    59

ARTICLE VIII. GENERAL PROVISIONS.........................................    59
   SECTION 8.01  Survival of Representations and Warranties..............    59
   SECTION 8.01  Notices.................................................    59
   SECTION 8.03  Waiver..................................................    60
   SECTION 8.04  Headings................................................    60
   SECTION 8.05  Limited Liability.......................................    61
   SECTION 8.06  Severability............................................    61
   SECTION 8.07  Entire Agreement; Amendment.............................    61
   SECTION 8.08  Assignment..............................................    61
   SECTION 8.09  Parties in Interest.....................................    61
   SECTION 8.10  Failure or Indulgence Not Waiver; Remedies Cumulative...    62
   SECTION 8.11  Governing Law...........................................    62
   SECTION 8.12  Counterparts............................................    62
   SECTION 8.13  Waiver of Jury Trial....................................    62
   SECTION 8.14  Jurisdiction; Forum.....................................    62
   SECTION 8.15  General Interpretative Provisions; Defination of
                    Knowledge............................................    62
   SECTION 8.16  Specific Performance and Injunctive Relief..............    63
   SECTION 8.17  Attorneys' Fees.........................................    63
   SECTION 8.18  Limitation of Liability.................................    63
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this "Agreement"), by and among Triple Crown Media, Inc., a Delaware corporation ("TCM"), BR Acquisition Corp., a Georgia corporation and a direct, wholly-owned subsidiary of TCM ("Merger Sub"), and Bull Run Corporation, a Georgia corporation (the "Company").

                                    RECITALS

     Each of TCM, Merger Sub and the Company has determined that it is advisable and in the best interests of its stockholders for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;

     In furtherance of such combination, each of (i) the special committee of the board of directors of TCM (the "TCM Special Committee"), (ii) the board of directors of TCM (the "TCM Board"), (iii) the special committee of the board of directors of the Company (the "Company Special Committee"), (iv) the board of directors of the Company (the "Company Board"), (v) the board of directors of Merger Sub, (vi) the sole stockholder of TCM and (vii) the sole stockholder of Merger Sub has approved the merger (the "Merger") of the Company with and into Merger Sub in accordance with the applicable provisions of the Georgia Business Corporation Code ("Georgia Law") and upon the terms and subject to the conditions set forth herein;

     The Company Special Committee and the Company Board have unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off (as defined herein)) are fair to the stockholders of the Company and has unanimously recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off); and

     For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code and (c) TCM, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

     THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

     SECTION 1.01 Certain Definitions. For purposes of this Agreement, the term:

     (a) "1994 Directors' Plan" shall have the meaning specified in Section 2.06(d).

     (b) "1994 Plan" shall have the meaning specified in Section 2.06(d).

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     (c) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     (d) "Agreement" shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto, the Company Disclosure Letter and the TCM Disclosure Letter.

     (e) "Ancillary Agreements" means any certificates or supporting documents contemplated or delivered pursuant thereto and pursuant to this Agreement.

     (f) "Articles of Merger" shall have the meaning specified in Section 2.02.

     (g) "Assets" means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company and its subsidiaries, whether tangible or intangible, real, personal or mixed.

     (h) "books and records" means, with respect to any person, all books and records, including, without limitation, corporate records (such as minute books, seals, stock ledgers and similar items), manuals, price lists, mailing lists, lists of customers, slides and promotional materials, purchasing materials, personnel records, quality control records and procedures, research and development files, financial and accounting records (exclusive of records maintained by the Company's independent accountants), environmental records and litigation files (regardless of the media in which stated), in each case principally relating to or used by such person.

     (i) "Blue Sky Laws" shall have the meaning specified in Section 3.05(b).

     (j) "business day" means any day other than a day on which banks in Atlanta, Georgia are required or authorized to be closed.

     (k) "Cash Advance" means the cash advances in the aggregate of $6,050,000 made by J. Mack Robinson to the Company.

     (l) "CERCLA" shall have the meaning specified in Section 3.15(b).

     (m) "Certificate" shall have the meaning specified in Section 2.06(c).

     (n) "Closing" shall have the meaning specified in Section 2.01.

     (o) "Closing Date" shall have the meaning specified in Section 2.01.

     (p) "Code" shall have the meaning specified in the Recitals.

     (q) "Common Stock Exchange Ratio" shall have the meaning specified in
Section 2.06(c)(i).

     (r) "Company" shall mean Bull Run Corporation, a Georgia corporation.


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     (s) "Company Articles of Incorporation" means the Articles of Incorporation of the Company, as amended, in effect as of the date of this Agreement.

     (t) "Company Board" shall have the meaning specified in the Recitals.

     (u) "Company By-Laws" shall have the meaning specified in Section 3.02.

     (v) "Company Capital Stock" means collectively, the Company Common Stock and the Company Preferred Stock.

     (w) "Company Common Stock" shall have the meaning specified in Section 2.06(a).

     (x) "Company Disclosure Letter" shall have the meaning specified in Article III.

     (y) "Company ERISA Affiliate" shall have the meaning specified in Section 3.12(a).

     (z) "Company Financial Advisor" means SunTrust Robinson Humphrey.

     (aa) "Company Material Adverse Effect" means a material and adverse effect on the operation of the Company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect": (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse change or developments that are primarily caused by conditions affecting the media and advertising industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of TCM.

     (bb) "Company Option Plans" shall have the meaning specified in Section 2.06(d).

     (cc) "Company Permits" shall have the meaning specified in Section 3.08(b).

     (dd) "Company Plan" shall have the meaning specified in Section 3.12(a).

     (ee) "Company Preferred Stock" means collectively, the Series D Preferred, the Series E Preferred and the Series F Preferred.

     (ff) "Company Proxy Statement" shall have the meaning specified in Section 3.07.

     (gg) "Company Real Property" shall have the meaning set forth in Section 3.15(a).

     (hh) "Company Representatives" shall have the meaning specified in Section 5.03(a).

     (ii) "Company SEC Reports" shall have the meaning specified in Section 3.06(a).

     (jj) "Company Special Committee" shall have the meaning specified in the Recitals.


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     (kk) "Company Stockholder" means each holder of record (as of the Effective
Time) of the Company Capital Stock.

     (ll) "Company Stockholders' Action" shall have the meaning specified in
Section 3.04(a).

     (mm) "Company Stockholders' Meeting" shall have the meaning specified in
Section 5.02(c).

     (nn) "Company Stockholders' Vote Condition" shall have the meaning specified in Section 3.21.

     (oo) "Company Terminating Breach" shall have the meaning specified in
Section 7.01(c).

     (pp) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or debt which is convertible into voting securities, by contract, credit arrangement or otherwise; provided, however, that the ownership, either alone or through or together with any subsidiary, directly or indirectly, of more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a corporation or other legal entity shall be deemed to constitute "control" of such corporation or other legal entity.

     (qq) "D&O Insurance" shall have the meaning specified in Section 5.11(b).

     (rr) "Dissenting Stockholder" means any Company Stockholder exercising dissenters' rights pursuant to Article 13 of Georgia Law.

     (ss) "Effective Time" shall have the meaning specified in Section 2.02.

     (tt) "Encumbrances" means any lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     (uu) "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

     (vv) "Environmental Laws" means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or


                                       4

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administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

     (ww) "Environmental Liabilities" means any liability or obligation arising under Environmental Laws to the extent arising from any condition existing or any act or omission occurring prior to the Effective Time, including, without limitation, any claims, demands, assessments, judgments, orders, causes of action, notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the Real Property or elsewhere), proceedings and any associated costs, assessments, investigations, losses, damages (including punitive damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person).

     (xx) "ERISA" shall have the meaning specified in Section 3.12(a).

     (yy) "Exchange Act" shall have the meaning specified in Section 3.05(b).

     (zz) "Exchange Agent" shall have the meaning specified in Section 2.07(a).

     (aaa) "Existing Stockholder Agreement" means that certain Stockholders' Agreement dated as of December 17, 1999 by and among Hilton H. Howell, Jr., Douglas L. Jarvie, Robinson-Prather Partnership, W. James Host and Charles L. Jarvie.

     (bbb) "Form S-4" shall have the meaning specified in Section 5.02(a).

     (ccc) "GAAP" means generally accepted accounting principles.

     (ddd) "Georgia Law" shall have the meaning specified in the Recitals.

     (eee) "Governmental Entity" means any foreign governmental or United States federal, state or local governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or other authority.

     (fff) "Gray" means Gray Television, Inc., a Georgia corporation.

     (ggg) "Gray Side Letter" means the letter agreement dated August 2, 2005 between Gray and the Company.

     (hhh) "Hazardous Substances" means any materials or substances, pollutants, contaminants, contaminants or wastes regulated by or defined under any Environmental Law, including, without limitation, petroleum, petroleum products, petroleum derived substances, radioactive materials, asbestos, polychlorinated biphenyls, radon and lead based paint.

     (iii) "Indebtedness for Borrowed Money" means with respect to any person, all indebtedness in respect of money borrowed, including without limitation all capital leases, and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, indenture or similar written obligation for the payment of money, other than trade payables and accrued expenses incurred in the ordinary course of business.

     (jjj) information "made available" shall be limited to that information to which access has been granted by the applicable party for review by another party to this Agreement, by placing such information in a data room or otherwise, and shall not include information obtained or discovered through channels other than the providing party such as the Internet or public filings.

     (kkk) "IRS" shall have the meaning specified in Section 3.12(c).

     (lll) "Laws" shall have the meaning specified in Section 3.08(a).

     (mmm) "Merger" shall have the meaning specified in the Recitals.

     (nnn) "Merger Consideration" means, collectively, (i) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Company Common Stock and to be reserved for Options in accordance with Section 5.06, (ii) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the Series D Preferred and the Series E Preferred held by the Series E Affiliated Stockholders, (iii) the aggregate amount of cash to be paid in exchange for the Series E Preferred held by Series E Preferred stockholders (other than Series E Affiliated Stockholders); (iv) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the accrued and unpaid dividends (through July 1, 2005) on the Series D Preferred and Series E Preferred held by Series E Affiliated Stockholders; (v) the repayment of the Cash Advance; and (vi) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Series F Preferred Stock and all accrued and unpaid dividends thereon (through July 1, 2005).

     (ooo) "Merger Sub" shall have the meaning specified in the Introduction.

     (ppp) "Nasdaq" means the Nasdaq National Market.

     (qqq) "Option" shall have the meaning specified in Section 2.06(d).

     (rrr) "ordinary course of business" means any action taken by a person that: (i) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; and (ii) does not require authorization by the board of directors or stockholders of such person (or by any person or group of persons exercising similar authority).

     (sss) "Permitted Encumbrance" shall have the meaning specified in Section 3.18.

     (ttt) "person" means an individual, corporation, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).


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     (uuu) "Refinancing" means a financing in which TCM receives funded debt of at least $120.0 million.

     (vvv) "Rule 145 Affiliate" shall have the meaning specified in Section
6.04.

     (www) "Rule 145 Affiliate Agreement" shall have the meaning specified in
Section 6.04.

     (xxx) "SEC" shall have the meaning specified in Section 3.06(a).

     (yyy) "Securities Act" shall have the meaning specified in Section 3.05(b).

     (zzz) "Separation and Distribution Agreement" means that certain Separation and Distribution Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit A.

     (aaaa) "Series D Preferred" means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

     (bbbb) "Series E Affiliated Stockholder" means J. Mack Robinson and any transferee of J. Mack Robinson.

     (cccc) "Series E Preferred" means the Series E Convertible Preferred Stock, par value $0.01 per share, of the Company.

     (dddd) "Series E Preferred Stockholder" mean a holder of Series E
Preferred.

     (eeee) "Series F Dividend Amount" means the aggregate of $290,000.

     (ffff) "Series F Preferred" means the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company.

     (gggg) "Solvency Opinion" shall have the meaning specified in Section 6.02(g).

     (hhhh) "Spin-off" means the separation of Gray's newspaper publishing business and Graylink Wireless business from its other businesses, which result will be accomplished by: (i) Gray contributing all of the membership interests of Gray Publishing, LLC to TCM; and (ii) Gray subsequently distributing all of the shares of TCM Common Stock to its stockholders, in each case in accordance with the Separation and Distribution Agreement.

     (iiii) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (jjjj) "Superior Proposal" shall have the meaning specified in Section 5.03(b).

     (kkkk) "Surviving Corporation" shall have the meaning specified in Section 2.01.

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     (llll) "Surviving Corporation Common Stock" shall have the meaning specified in Section 2.06(b).

     (mmmm) "Takeover Proposal" shall have the meaning specified in Section 5.03(b).

     (nnnn) "Takeover Proposal Interest" shall have the meaning specified in
Section 5.03(a).

     (oooo) "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

     (pppp) "Tax Sharing Agreement" means that certain Tax Sharing Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit B.

     (qqqq) "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (rrrr) "TCM" means Triple Crown Media, Inc., a Delaware corporation.

     (ssss) "TCM Audited Financial Statements" shall have the meaning specified in Section 4.07.

     (tttt) "TCM Board" shall have the meaning specified in the Recitals.

     (uuuu) "TCM Capital Stock" means the TCM Common Stock and the TCM Preferred Stock.

     (vvvv) "TCM Common Stock" means the common stock of TCM, par value $0.001 per share.

     (wwww) "TCM Confidentiality Agreement" shall mean the confidentiality agreement dated June 1, 2005 between TCM, Gray and the Company.

     (xxxx) "TCM Disclosure Letter" shall have the meaning specified in Article IV.

     (yyyy) "TCM Financial Advisor" means Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and its affiliates.

     (zzzz) "TCM Financial Statements" shall have the meaning specified in
Section 4.07.

     (aaaaa) "TCM Interim Financial Statements" shall have the meaning specified in Section 4.07.

     (bbbbb) "TCM Material Adverse Effect" means a material and adverse effect on the operation of TCM taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect": (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse changes or developments that are primarily caused by conditions affecting the newspaper publishing and paging industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of the Company.

     (ccccc) "TCM Material Contracts" shall have the meaning specified in
Section 4.17.

     (ddddd) "TCM Permits" shall have the meaning specified in Section 4.09(b).

     (eeeee) "TCM Preferred Stock" means collectively, the TCM Series A Preferred Stock and the TCM Series B Preferred Stock.

     (fffff) "TCM Real Property" shall have the meaning specified in Section 4.15(a).

     (ggggg) "TCM Representatives" shall have the meaning specified in Section 5.03(e).

     (hhhhh) "TCM Series A Preferred Stock" mean the Series A convertible preferred stock of TCM, par value $0.001 per share.

     (iiiii) "TCM Series B Preferred Stock" mean the Series B convertible preferred stock of TCM, par value $0.001 per share.

     (jjjjj) "TCM Special Committee" shall have the meaning specified in the Recitals.

     (kkkkk) "TCM Superior Proposal" shall have the meaning specified in Section 5.03(f).

     (lllll) "TCM Takeover Proposal" shall have the meaning specified in Section 5.03(f).

     (mmmmm) "TCM Takeover Proposal Interest" shall have the meaning specified in Section 5.03(e).

     (nnnnn) "TCM Terminating Breach" shall have the meaning specified in
Section 7.01(d).

     (ooooo) "Transaction" means the Spin-off and the Merger.

     (ppppp) "Transaction Expenses" shall have the meaning specified in Section 5.09(a).

                                   ARTICLE II.
                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Georgia Law, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with Georgia Law. Unless this Agreement has been terminated pursuant to Article VII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in
Article VI, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another date, time or place is agreed to in writing by TCM and the Company (the "Closing Date").

     SECTION 2.02 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall file articles of merger (the "Articles of Merger") with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, Georgia Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as TCM and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.04 Articles of Incorporation; By-Laws.

     (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     SECTION 2.05 Directors and Officers. The individuals named on Schedule 2.05 hereto shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The individuals named on Schedule 2.05 hereto shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     SECTION 2.06 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or the holder of any shares of the capital stock of Merger Sub:

     (a) Cancellation of Shares of Company Common Stock and Company Preferred Stock. Each share of common stock, par value $0.01 per share of the Company ("Company Common Stock") held by the Company as treasury stock (or by any subsidiary of the Company) and each share of Company Preferred Stock held by the Company as treasury stock (or by any subsidiary of the Company) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

     (b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share of the Surviving Corporation ("Surviving Corporation Common Stock"), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

     (c) Conversion of Company Capital Stock. Subject to Sections 2.08 and 5.06, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub, TCM or the holders of the Company Capital
Stock:

          (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 0.0289 of a share of TCM Common Stock (the "Common Stock Exchange Ratio");

          (ii) each share of Series D Preferred outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

          (iii) each share of Series E Preferred held by a Series E Affiliated Stockholder and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

          (iv) each share of Series E Preferred held by a Series E Preferred stockholder (other than a Series E Affiliated Stockholder) and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right receive $1,000; and

          (v) each share of Series F Preferred Stock outstanding immediately prior to Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 22.56 shares of TCM Common Stock.

     As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration with respect thereto and any cash in lieu of fractional shares of TCM Capital Stock upon surrender of such Certificate in accordance with Section 2.07, without interest. The right of any Company Stockholder to receive its portion of the Merger Consideration in accordance with this Section 2.06(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

     (d) Stock Options. All options to purchase Company Common Stock granted pursuant to the Company's 1994 Long Term Incentive Plan, as amended (the "1994 Plan"), or the Company's Non-Employee Directors' 1994 Stock Option Plan (the "1994 Directors' Plan") (collectively, the "Company Option Plans") or pursuant to any other arrangement adopted by the Company Board to provide options or other rights to purchase Company Common Stock to directors, officers, employees or consultants of the Company (in any such case, an "Option") then outstanding (whether vested or unvested) shall be subject to the provisions of Section 5.06.

     (e) Accrued and Unpaid Dividends. Pursuant to this Agreement, (i) at the Effective Time, the Surviving Corporation shall pay each Series E Preferred stockholder (other than a Series E Affiliated Stockholder) an amount equal to the accrued and unpaid dividends due to each such stockholder, (ii) all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Series D Preferred and Series E Preferred held by a Series E Affiliated Stockholder shall be converted at the Effective Time into the number of shares of TCM Series A Preferred Stock determined by dividing the accrued and unpaid dividends due on such shares by 1,000; provided that no fractional shares of TCM Series A Preferred Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Series A Preferred Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares, and
(iii) all accrued and unpaid dividends (through July 1, 2005) on the outstanding Series F Preferred shall be converted at the Effective Time into the number of shares of TCM Common Stock determined by multiplying 0.0289 by the product of the Series F Dividend Amount divided by $0.66; provided that no fractional shares of TCM Common Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Common Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares.

     (f) Cash Advance. Pursuant to this Agreement, at the Effective Time, the Cash Advance shall be converted into 6,050 shares of TCM Series B Preferred Stock.

     SECTION 2.07 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Capital Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

     (a) Exchange Agent. At or promptly following the Effective Time, TCM shall deposit with Mellon Investor Services, LLC (the "Exchange Agent"), for the benefit of the Company Stockholders, for exchange in accordance with this
Section 2.07, through the Exchange Agent, (i) the certificates representing shares of TCM Common Stock issuable pursuant to
Section 2.06(c)(i) in exchange for outstanding shares of Company Common Stock,
(ii) the certificates representing shares of TCM Series A Preferred Stock issuable pursuant to Section 2.06(c)(ii), Section 2.06(c)(iii) and 2.06(e)(ii),
(iii) the cash payable pursuant to Section 2.06(c)(iv), (iv) the TCM Common Stock issuable pursuant to Section 2.06(c)(v) and Section 2.06(e)(iii), and (v) the TCM Series B Preferred Stock issuable pursuant to Section 2.06(f).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (as of the Effective
Time) of a Certificate whose shares were converted pursuant to Section 2.06(c) into the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TCM may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCM, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, the applicable Merger Consideration issued (and if applicable, paid) in exchange therefor plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e) may be issued and paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes with respect to such transfer have been paid. Until surrendered as contemplated by this Section 2.07(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of TCM Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCM Capital Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) the applicable Merger Consideration, (ii) the amount of any cash payable in lieu of a fractional share of TCM Common Stock to which such holder is entitled pursuant to Section 2.07(e), without interest and (iii) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of TCM Capital Stock, without interest.

     (d) No Registration of Transfers. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of TCM. Fractional shares of TCM Common Stock will be aggregated and sold in the market by the Exchange Agent at the then prevailing prices. The aggregated net cash proceeds of those sales will be distributed ratably to each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of TCM Common Stock (after taking into account all Certificates delivered by such holder). No interest will be payable upon any such cash payment. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of TCM Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of TCM Common Stock.

     (f) Return of Merger Consideration. Subject to Section 2.07(g), any portion of the Merger Consideration that remains undistributed to the Company Stockholders for 180 days after the Effective Time shall be delivered to TCM, upon demand, and any Company Stockholder who has not exchanged such Company Stockholder's shares of Company Capital Stock for such Company Stockholder's portion of the applicable Merger Consideration shall thereafter look only to TCM, as an unsecured creditor for payment of its claim for the applicable Merger Consideration or any cash in lieu of fractional shares and any dividends or distributions with respect thereto.

     (g) No Liability. To the extent permitted by applicable Law, none of TCM, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration payable at Closing (or dividends or distributions with respect thereto) required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. Each of TCM, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

     (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such portion of the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     SECTION 2.08 Dissenters' Rights. Notwithstanding Section 2.06(c), if any Dissenting Stockholder that is entitled to dissenters' rights demands to be paid the "fair value" of such holder's shares of Company Capital Stock (as provided in Section 14-2-1323 of Georgia Law) and complies with all conditions and obligations necessary to perfect dissenters' rights in accordance with Article 13 of Georgia Law, such shares of Company Capital Stock shall not be converted into the right to receive the Merger Consideration except as provided in this
Section 2.08, and the Company shall give TCM prompt (and in any event no later than the second business day after receipt thereof) notice thereof and TCM shall have the right to participate in all negotiations and proceedings with respect to any such demands and to receive any related notices. Without limiting the generality of the foregoing, the Company shall promptly (and in any event no later than the second business day after receipt thereof) deliver to TCM a copy of all notices of intent to demand payment delivered to the Company in compliance with Section 14-2-1321 of Georgia Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of TCM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Capital Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.06.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to TCM and Merger Sub, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by the Company to TCM and Merger Sub concurrently herewith (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is specifically indicated in such paragraph.

     SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.01 of the Company Disclosure Letter. Other than the Company's subsidiaries listed in Section 3.01 of the Company Disclosure Letter, neither the Company nor its subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

     SECTION 3.02 Articles of Incorporation and By-Laws. The Company has heretofore furnished or made available to TCM a complete and correct copy of the Company Articles of Incorporation and By-Laws (the "Company By-Laws"), and a complete and correct copy of the equivalent organizational documents of each of the Company's subsidiaries, each as amended to date. The Company Articles of Incorporation and Company By-Laws, and the equivalent organizational documents of each of the Company's subsidiaries, are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company By-Laws and none of the Company's subsidiaries is in violation of any of the provisions of its equivalent organizational documents.

     SECTION 3.03 Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, of which 100,000 shares are designated as Series D Preferred, 25,000 shares are designated as Series E Preferred, and 25,000 shares are designated as Series F Preferred. As of the date hereof, (i) 6,889,767 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 293,437 shares of Company Common Stock are reserved for issuance pursuant to outstanding Options granted under the Company Option Plans, (iv) 12,496.71233 shares of Series D Preferred are issued and outstanding, (v) 7,584.815 shares of Series E Preferred are issued and outstanding, (vi) 2,000 shares of Series F Preferred are issued and outstanding,
(vii) no shares of Company Preferred Stock are held in the treasury of the Company, (viii) 1,249,671 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series D Preferred,
(ix) 1,083,545 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series E Preferred and (x) 1,562,500 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred. As of the date hereof, there are no other shares of Company Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. All shares of Company Capital Stock subject to issuance as aforesaid in clauses (iii) and (viii) through (x), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and, assuming such issuance prior to the Effective Time, will not have been issued in violation of the Company

Articles of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. Except as set forth in this Section 3.03 or Section 3.12, there are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except for the Existing Stockholder Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Capital Stock to which the Company or, to the knowledge of the Company, any other person is a party or by which the Company or any such other person is bound. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by the Company or another subsidiary free and clear of any and all Encumbrances.

     (b) Section 3.03(b) of the Company Disclosure Letter lists all holders of Company Preferred Stock as of the date hereof, as well as the number, class and series of shares of Company Preferred Stock held by each such holder.

     (c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or any of its subsidiaries that holds an Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such Option, the date of grant of such Option, the exercise price of such Option, the expiration date of such Option, the vesting schedule for such Option and whether or not such Option is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.
Section 3.03(c) of the Company Disclosure Letter also sets forth the total number of outstanding Options. No awards of stock purchase rights have been granted under the Company Option Plans.

     SECTION 3.04 Authority Relative to This Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party (subject to the receipt of the consents described in Section 3.05(b)) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of the Company in accordance with Georgia Law and the Company Articles of Incorporation (the "Company Stockholders' Action"). The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated, other than the Company Stockholders' Action. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) The Company Special Committee and the Company Board (i) have unanimously declared that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby and (iii) have recommended that the stockholders of the Company authorize, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby.

     SECTION 3.05 No Conflict; Required Filings and Consents.

     (a) Except as set forth in Section 3.05 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Company Articles of Incorporation or Company By-Laws or the equivalent organizational documents of any of the Company's subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries' properties or operations is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or entitle any party to rights or privileges that such party was not entitled to receive immediately before this Agreement or the Ancillary Agreements were executed, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or any of its or any of its subsidiaries' properties, is bound or affected, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities laws ("Blue Sky Laws"), (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, otherwise prevent or delay the Company from performing its obligations under this Agreement.

     SECTION 3.06 SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the Securities and Exchange Commission (the "SEC") since August 31, 2003 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) The consolidated financial statements (including, in each case, the related notes thereto) contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and such statements do not contain notes required by GAAP.

     (c) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, the Company has not materially and adversely amended its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), as previously described in its Company SEC Reports. The Company has made available to TCM, complete and correct copies of, all formal written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

     (d) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, neither the Company nor any subsidiary nor, to the Company's knowledge, any member of the audit committee or executive officer of the

Company or any subsidiary, has received any complaint, allegation, assertion or claim, whether made in writing or orally to any such person, regarding the accounting, internal accounting controls or auditing matters of the Company or any subsidiary, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing matters. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, no attorney representing the Company or any subsidiary has reported evidence of a material violation of the U.S. securities laws, or a material breach of fiduciary duty by the Company or any of its officers or directors to the Company Board or any committee thereof or to any executive officer of the Company. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, there have been no internal investigations regarding improper accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

     (e) Except as provided in the Company SEC Reports, there are no material off balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company's financial liquidity, capital expenditures or capital resources.

     (f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002 in effect as of the date hereof.

     SECTION 3.07 Proxy Statement. The Company Proxy Statement will comply in all material respects with the Exchange Act. The Company Proxy Statement shall not, at the time the Proxy Statement is mailed or at the time of the Company Stockholder's Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information supplied by or on behalf of TCM and Merger Sub specifically for inclusion in the Company Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy contained in the Form S-4, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Company Proxy Statement."

     SECTION 3.08 Compliance, Permits.

     (a) Each of the Company and its subsidiaries, and each of its and its subsidiaries' properties and operations, are in compliance with all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities (collectively, "Laws"), applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries' properties or operations is bound or affected, except where any such non-compliance would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a Company Material Adverse Effect.

     (b) Each of the Company and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the "Company Permits"), except where the failure to possess any of the foregoing would not have a Company Material Adverse Effect. All of the Company Permits are valid and in full force and effect, except where any such invalidity would not have a Company Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company Permits. Each of the Company and its subsidiaries is in compliance with the terms and conditions of the Company Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of the Company, proposed limitation on any Company Permit, except where such non-compliance would not have a Company Material Adverse Effect, and the Company has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the Company Permits following consummation of the transactions contemplated by this Agreement.

     SECTION 3.09 Absence of Certain Changes or Events. Except as set forth in
Section 3.09 of the Company Disclosure Letter and to the extent specifically disclosed in the Company SEC reports, since August 31, 2004, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of the Company or any of its subsidiaries (whether or not covered by insurance);
(iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Capital Stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any Company Capital Stock; (iv) any change in accounting methods, principles or practices by the Company affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as have been required by a change in GAAP; or (v) any action that, if it had been in effect, would have been prohibited by Section 5.01.

     SECTION 3.10 No Undisclosed Liabilities. At May 31, 2005, the Company and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in the Company's financial statements. Since May 31, 2005, except (i) as and to the extent specifically disclosed in the Company SEC Reports or accrued on the May 31, 2005 balance sheet, (ii) as set forth in Section 3.10 of the Company Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

     SECTION 3.11 Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by the Company or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the Company Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.12 Employee Benefit Plans; Employment Agreements.

     (a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other material bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, noncompetition and other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) (1) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a "single employer" with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a "Company ERISA Affiliate") on behalf of any employee, officer, director, consultant or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any Company ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, stockholder or beneficiary (each a "Company Plan" and, collectively, the "Company Plans"). True and complete copies of each of the Company Plans and related documents have been delivered or made available to TCM.

     (b) None of the Company (including any subsidiary thereof), any Company ERISA Affiliate or any of their respective predecessors has within the past six years contributed to, contributes to, has within the past six years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

     (c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, With respect to each of the Company Plans: (1) each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable opinion letter or advisory letter of the master and prototype plan sponsor of such plan in accordance with Announcement 2001-77 by the United States Internal Revenue Service (the "IRS") and nothing has occurred or, is expected to occur through the date of the Effective Time that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or tax liability; (2) all payments required by such Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company as applicable, in accordance with the provisions of such Company Plan, applicable Law and United States GAAP; (3) no claim, lawsuit, arbitration or other action has been asserted, instituted or, to the knowledge of the Company, is threatened against such Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any subsidiary thereof), any Company ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of such Company Plan; (4) such Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (5) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to such Company Plan that could result in the imposition of any penalty or tax on the Company or any Company ERISA Affiliate; and (6) such Company Plan is not under, and the Company has not received any notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

     (d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with a termination of any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired), will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Neither the Company (including any subsidiary thereof) nor any Company ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of its subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for tax withholding purposes or Company Plan purposes.

     (e) None of the Company, its subsidiaries and their respective Company ERISA Affiliates have any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Company Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

     SECTION 3.13 Employees; Labor Matters.

     (a) No employee or former employee of the Company or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

     (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its employees. Neither the Company nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or any of its subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. To the knowledge of the Company, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of the Company or any of its subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of the Company and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers' compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a Company Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of the Company or any of its subsidiaries at any time during the past three years, except where any such action would not have a Company Material Adverse Effect.

     SECTION 3.14 Taxes.

     (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, each of the Company and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent financial statements contained in the Company SEC Reports reflect, with respect to any liability for Taxes of the Company and its subsidiaries for any years ended on or before the date of such Company SEC Reports and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by each of the Company and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to TCM. Neither the IRS nor any other taxing authority or agency is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding. There are no pending audits of the Company or any of its subsidiaries by any taxing authority nor, to the Company's knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is required to include in income
(i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.

     (b) (i) Neither the Company nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to the Company or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to the Company or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.

     (c) Neither the Company nor any of its subsidiaries is a party to any agreement (written or oral) providing for the allocation or sharing of, or indemnification from, Taxes with any party other than the Company and/or one or more of its subsidiaries.

     (d) Each of the Company and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law, including , without limitation, withholding Taxes on Options exercised prior to the Closing.

     (e) The Company is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

     (f) Neither the Company nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.

     SECTION 3.15 Environmental Matters.

     (a) All of the current and past operations of the Company, its subsidiaries and the Assets, including any operations at or from any real property owned, used, leased, occupied, managed or operated by the Company or any of its subsidiaries (the "Company Real Property"), comply and have at all times during the Company's ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither the Company nor any of its subsidiaries, or, to the knowledge of the Company, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Company Real Property, except in compliance with all applicable Environmental Laws.

     (b) Neither the Assets nor the Company Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of the Company Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Company Real Property. None of the Company Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither the Company nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to the Company, its subsidiaries, the Company Real Property or the Assets or the conduct of the business of the Company or any of its subsidiaries.

     (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of the Company and its subsidiaries) in, on, over, under or at any presently owned, managed or operated Company Real Property.

     (d) To the knowledge of the Company, there are no conditions existing at any Company Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.

     (e) The Company has provided or made available to TCM all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning the Company, its subsidiaries, the Assets or the Company Real Property.

     (f) Neither the Company nor any of its subsidiaries has contractually, or to the knowledge of the Company, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.

     SECTION 3.16 Brokers. Except for those fees and expenses payable to the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to TCM a complete and correct copy of all agreements between the Company and the Company Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 3.17 Material Contracts. All of the material contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required. The Company is not, and to the knowledge of the Company the other parties thereto are not, in violation of, or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any such contract, except for violations or defaults that individually or in the aggregate have not and could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18 Title to Properties; Absence of Encumbrances. The Company has title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 3.18 of the Company Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the most recent financial statements contained in the Company SEC Reports (each of the Encumbrances set forth in (i) through (iv), a "Permitted Encumbrance") that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned by the Company are valid and enforceable and to the knowledge of the Company do not infringe on the rights of any persons.

     SECTION 3.19 Insurance. The Company and its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the assets and properties of the Company and its subsidiaries and customary in the Company's industry, except where the failure to maintain any such policy has not had and could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.19 of the Company Disclosure Letter, all such policies are in full force and effect, all premiums due and payable thereon have been paid or accrued, and no notice of cancellation or termination has been received by the Company with respect to any such policy.

     SECTION 3.20 Tax Matters. None of the Company, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.

     SECTION 3.21 Vote Required. The affirmative vote of the holders of (x) a majority of each class of the then outstanding shares of Company Preferred Stock, each voting separately as a single class, and (y) a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve or adopt this Agreement, the Merger or the consummation of the other transactions contemplated hereby (the "Company Stockholders' Vote Condition"). For purposes of the Company Stockholders' Vote Condition, each outstanding share of Company Common Stock and each outstanding share of Company Preferred Stock is entitled to one vote.

     SECTION 3.22 State Takeover Statutes. The approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby by the Company Board referred to in Section 3.04(b) constitutes approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby for purposes of Section 14-2-1132 of Georgia Law and represents the only action necessary to ensure that Section 14-2-1132 of Georgia Law does not and will not apply to the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Merger or the other transactions contemplated hereby (other than the Spin-off) or thereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company has no shareholder rights or "poison pill" that would be applicable to the Merger, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

     SECTION 3.23 Fairness Opinion. The Company has received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Common Stock Exchange Ratio is fair to the holders of the Company Common Stock (other than J. Mack Robinson and other affiliated stockholders of the Company). The Company has delivered to TCM a true, correct and complete copy of such opinion. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such


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

opinion (and, subject to prior review and consent by the Company Financial Advisor, a reference thereto) in the Company Proxy Statement.

     SECTION 3.24 No Other Representations and Warranties.

     (a) Except for (i) the representations and warranties contained in Article IV, (ii) in connection with any information supplied by TCM for inclusion in the Form S-4 and (iii) the representations and warranties contained in the Gray Side Letter, the Company acknowledges that neither TCM nor any other person makes any express or implied representation or warranty with respect to TCM or its subsidiaries, the business of TCM and its subsidiaries or otherwise or with respect to any other information provided to the Company, whether on behalf of TCM or such other persons, including the success or profitability of the ownership, use or operation of the business of TCM and its subsidiaries Business after the Closing.

     (b) In connection with the Company's investigation of the Assets and the business of TCM and its subsidiaries, the Company may have received or may receive from or on behalf of TCM or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that the Company, in the absence of fraud, or except as provided in the next sentence, shall have no claim against TCM or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither TCM nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that TCM and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the preceding sentence, nothing in this Section 3.24(b) shall be construed to limit the representations and warranties of the Company set forth in Sections 3.06, 3.07, 3.09, 3.10 and 3.18.

                                   ARTICLE IV.
                      REPRESENTATIONS AND WARRANTIES OF TCM

     TCM and Merger Sub represent and warrant to the Company, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by TCM to the Company concurrently herewith (the "TCM Disclosure Letter"). The TCM Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is specifically indicated in such paragraph.

     SECTION 4.01 Organization and Qualification. Each of TCM and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of TCM and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not result in a material adverse effect on the business, operations, condition (financial or otherwise), assets, properties (including intangible properties) or liabilities of TCM and its subsidiaries, taken as a whole. Other than Merger Sub and TCM's subsidiaries listed in Section
4.01 of the TCM Disclosure Letter, neither TCM, Merger Sub nor its respective subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.

     SECTION 4.02 Organizational Documents. TCM has heretofore furnished to the Company a complete and correct copy of its organizational documents and the organizational documents of Merger Sub, each as amended to date. Such organizational documents are in full force and effect. Neither TCM nor Merger Sub is in violation of any of the provisions of its organizational documents.

     SECTION 4.03 Capitalization. The authorized capital stock of the TCM consists of (i) 25,000,000 shares of TCM Common Stock, and (ii) 150,000 shares of TCM Preferred Stock of TCM, of which 50,000 shares have been designated as TCM Series A Preferred Stock and 20,000 shares have been designated as TCM Series B Preferred Stock. As of the date hereof, (i) 100 shares of TCM Common Stock are issued and outstanding, (ii) no share of TCM Common Stock is held in the treasury of TCM, and (iii) no share of TCM Preferred Stock is issued and outstanding. As of the date hereof, there are no other shares of TCM Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of TCM Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of TCM Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. There are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of TCM or any of its subsidiaries or obligating TCM or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of TCM or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of TCM Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in TCM, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. There are no voting trusts, proxies or other agreements or understandings with respect to any TCM Capital Stock to which TCM or, to the knowledge of TCM, any other person is a party or by which TCM or any such other person is bound. All of the outstanding shares of capital stock of each of TCM's subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by TCM or another subsidiary free and clear of any and all Encumbrances.

     SECTION 4.04 Issuance of Merger Consideration. The issuance of the TCM Common Stock pursuant to the Merger has been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the instruments pursuant to which they are issuable, such shares of TCM Common Stock will be duly authorized and validly issued, fully paid and non-assessable.

     SECTION 4.05 Authority Relative to this Agreement.

     (a) Each of TCM and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and (subject to the receipt of the consents described in Section 4.06(b) hereof) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by TCM and Merger Sub, and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of TCM and Merger Sub, as the case may be, and no other corporate proceedings on the part of TCM or Merger Sub are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by TCM and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of TCM and Merger Sub, enforceable against TCM and Merger Sub in accordance with their respective terms.

     (b) The board of directors of Merger Sub (i) has declared that this Agreement, the Merger, the Ancillary Agreements to which it is party and the other transactions contemplated hereby and thereby are advisable and in the best interests of its stockholder and (ii) has authorized, approved and adopted this Agreement, the Ancillary Agreements to which it is party, the Merger and the other transactions contemplated hereby and thereby.

     (c) The TCM Special Committee and the TCM Board (i) have unanimously declared that this Agreement, the Merger, the Ancillary Agreements and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholder of TCM and (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.

     (d) The sole stockholder of TCM and the sole stockholder of Merger Sub have authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.

     SECTION 4.06 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of TCM or Merger Sub, (ii) conflict with or violate any Law applicable to TCM or Merger Sub or by which any of their respective properties is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TCM's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of TCM or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TCM or Merger Sub is a party or by which TCM or Merger Sub or any of their respective properties is bound or affected except, in the case of clauses
(ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.

     (b) Except as set forth in Section 4.06(b) of the TCM Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations of Nasdaq, (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.

     SECTION 4.07 Financial Statements. TCM has heretofore furnished to the Company complete and correct copies of (i) the unaudited consolidated balance sheet of TCM as of June 30, 2005 and the related consolidated statements of income and cash flows for the three months then ended (the "TCM Interim Financial Statements"), certified by the principal financial and accounting officer of TCM as being in accordance with GAAP, and (ii) the audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2003 and the related consolidated statements of income and cash flows for three years ended December 31, 2004, accompanied by the report of TCM's independent public accountants thereon (the "TCM Audited Financial Statements" and, together with the TCM Interim Financial Statements, the "TCM Financial Statements"). Each of the TCM Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of TCM and its subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and each fairly presents the consolidated financial position of TCM and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated consistent with the books and records of TCM, except that the TCM Interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such TCM Interim Financial Statements may not contain all notes required by GAAP. The books and records of TCM are complete and correct in all material respects.

     SECTION 4.08 Registration Statement. The registration statement on Form S-4 pursuant to which the TCM Common Stock to be issued in the Merger will be registered with the SEC (including any amendment or supplement thereto) will comply in all material respects with the Securities Act. The Form S-4 shall not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that TCM makes no representation or warranty as to any of the information supplied by or on behalf of the Company specifically for inclusion in the Form S-4.

     SECTION 4.09 Compliance, Permits.

     (a) Each of TCM and its subsidiaries, and each of its and its subsidiaries' properties and operations, are in compliance with all Laws, applicable to TCM or any of its subsidiaries or by which any of its or any of its subsidiaries' properties or operations is bound or affected, except where any such non-compliance would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a TCM Material Adverse Effect.

     (b) Each of TCM and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the "TCM Permits"), except where the failure to possess any of the foregoing would not have a TCM Material Adverse Effect. All of the TCM Permits are valid and in full force and effect, except where any such invalidity would not have a TCM Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the TCM Permits. Each of TCM and its subsidiaries is in compliance with the terms and conditions of the TCM Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of TCM, proposed limitation on any TCM Permit, except where such non-compliance would not have a TCM Material Adverse Effect, and TCM has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the TCM Permits following consummation of the transactions contemplated by this Agreement.

     SECTION 4.10 Absence of Certain Changes or Events. Except as set forth in
Section 4.10 of the TCM Disclosure Letter, since December 31, 2004, each of TCM and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any TCM Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of TCM or any of its subsidiaries (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the TCM Capital Stock or any repurchase, redemption or other acquisition by TCM or any of its subsidiaries of any TCM Capital Stock; or (iv) any change in accounting methods, principles or practices by TCM affecting the consolidated assets, liabilities, results of operations or business of TCM, except insofar as have been required by a change in GAAP.

     SECTION 4.11 No Undisclosed Liabilities. At June 30, 2005, TCM and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in TCM's financial statements. Since June 30, 2005, except (i) as and to the extent accrued on the June 30, 2005 balance sheet, (ii) as set forth in Section 4.11 of the TCM Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a TCM Material Adverse Effect, TCM and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

     SECTION 4.12 Litigation. Except as disclosed in Section 4.12 of the TCM Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by TCM or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the TCM Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TCM or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect.

     SECTION 4.13 Employees; Labor Matters.

     (a) No employee or former employee of TCM or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

     (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries by any of its employees. Neither TCM nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by TCM or any of its subsidiaries, and no collective bargaining agreement is being negotiated by TCM or any of its subsidiaries. To the knowledge of TCM, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of TCM or any of its subsidiaries. TCM has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of TCM or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of TCM and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers' compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a TCM Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of TCM or any of its subsidiaries at any time during the past three years, except where any such action would not have a TCM Material Adverse Effect.

     SECTION 4.14 Taxes.

     (a) Each of TCM and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which TCM or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent TCM Financial Statements reflect, with respect to any liability for Taxes of TCM and its subsidiaries for any years ended on or before the date of such TCM Financial Statements and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by or with respect to each of TCM and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns of or with respect to TCM and its subsidiaries for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to the Company. Neither the IRS nor any other taxing authority or agency is now asserting or, to TCM's knowledge, threatening to assert against TCM or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding with respect to Taxes of or with respect to TCM or any of its subsidiaries. There are no pending audits of TCM or any of its subsidiaries by any taxing authority nor, to TCM's knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.

     (b) (i) Neither TCM nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to TCM or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to TCM or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither TCM nor any of its subsidiaries has any liability for Taxes of any person (other than TCM and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.

     (c) Neither TCM nor any of its subsidiaries is a party to any agreement (written or oral), except for the Tax Sharing Agreement, providing for the allocation or sharing of, or indemnification from, Taxes with any party other than TCM and/or one or more of its subsidiaries.

     (d) Each of TCM and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law.

     (e) TCM is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

     (f) Neither TCM nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.

     SECTION 4.15 Environmental Matters.

     (a) All of the current and past operations of TCM, its subsidiaries and the Assets, including any operations at or from any real property presently owned, used, leased, occupied, managed or operated by TCM or any of its subsidiaries (the "TCM Real Property"), comply and have at all times during TCM's ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither TCM nor any of its subsidiaries, or, to the knowledge of TCM, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of TCM Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under TCM Real Property, except in compliance with all applicable Environmental Laws.

     (b) Neither the Assets nor TCM Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of TCM Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at TCM Real Property. None of TCM Real Property is listed or proposed for listing on the National Priorities List pursuant to

CERCLA, or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither TCM nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to TCM, its subsidiaries, TCM Real Property or the Assets or the conduct of the business of TCM or any of its subsidiaries.

     (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of TCM and its subsidiaries) in, on, over, under or at any presently owned, managed or operated TCM Real Property.

     (d) To the knowledge of TCM, there are no conditions existing at any TCM Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.

     (e) TCM has provided to the Company all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning TCM, its subsidiaries, the Assets or TCM Real Property.

     (f) Neither TCM nor any of its subsidiaries has contractually, or to the knowledge of TCM, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.

     SECTION 4.16 Brokers. No broker, finder or investment banker, other than the TCM Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCM or Merger Sub. TCM has heretofore furnished to the Company a complete and correct copy of all agreements between TCM and the TCM Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 4.17 Material Contracts. Section 4.17 of the TCM Disclosure Letter contains a true, complete and correct list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which TCM or any of its subsidiaries is a party or by which TCM or any of its subsidiaries, or any of TCM's or its subsidiaries' assets or properties, is bound or subject (collectively, the "TCM Material Contracts"):

     (a) any agreement or series of related agreements requiring aggregate payments by or to the Company or any of its subsidiaries of more than $100,000;

     (b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of TCM or any of its subsidiaries under which

TCM or any of its subsidiaries has any obligations as of the date hereof and that (i) involves an obligation of TCM or any of its subsidiaries to make payments exceeding $100,000 in any year, (ii) contains non-competition provisions imposing restrictions on TCM or an executive officer or key employee of TCM, or (iii) involves any severance or termination payments or other similar obligation;

     (c) any agreement with any labor union or association representing any employee of TCM or any of its subsidiaries;

     (d) any agreement for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates TCM or any of its subsidiaries to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, that is not terminable on not more than 30 days' notice (without penalty or premium) and that involves future payments by TCM of more than $100,000;

     (e) any agreement for the sale of any of the assets, properties or securities of TCM or any of its subsidiaries (other than in the ordinary course of business) or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

     (f) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $150,000;

     (g) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (h) any agreement relating to the acquisition by TCM or any of its subsidiaries of any operating business or the capital stock of any other person;

     (i) any agreement requiring the payment to any person of a brokerage or sale commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business or as set forth in Section 4.09 of this Agreement);

     (j) any agreement, note or other document relating to or evidencing outstanding indebtedness of TCM or any of its subsidiaries for borrowed money (including capitalized lease obligations) in excess of $100,000;

     (k) any lease, sublease or other agreement under which TCM or any of its subsidiaries is lessor or lessee of any real property or equipment or other tangible property that involves the future payment by the Company of more than $100,000;

     (l) any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the Spin-off or the Merger;

     (m) any phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

     (n) any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of intellectual property of TCM or any of its subsidiaries;

     (o) any distribution or sales representative agreement or agreement appointing any agent;

     (p) any other material agreement whether or not made in the ordinary course of business; and

     (q) any agreement that would be required to be filed as an exhibit to a periodic report if TCM was required to filed reports under the Exchange Act.

     True and complete copies of all written TCM Material Contracts and true and complete summaries of all oral TCM Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to the Company. Each Material Contract is valid, subsisting, in full force and effect and binding upon TCM or any of its subsidiaries that is party thereto and, to the knowledge of TCM, the other parties thereto in accordance with its terms. Neither TCM nor any of its subsidiaries is in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by TCM or such subsidiary) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by TCM, nor, to the knowledge of TCM, is any other party to any Material Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the TCM Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the TCM Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement, except as otherwise listed on Section 4.17 of the TCM Disclosure Letter. To the knowledge of TCM, no party to any of the TCM Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract.

     SECTION 4.18 Title to Properties; Absence of Encumbrances. TCM has, or at the Effective Time, TCM will have title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 4.18 of the TCM Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the TCM Financial Statements that individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect on TCM. Except as set forth in Section 4.18 of the TCM Disclosure Letter, TCM and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned or licensed by TCM are valid and enforceable and to the knowledge of TCM do not infringe on the rights of any persons.

     SECTION 4.19 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.20 Tax Matters. None of TCM, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of TCM, any of its subsidiaries or, to the knowledge of TCM, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.

     SECTION 4.21 Employee Benefits. Each "employee benefit plan" within the meaning of Section 3(3) of ERISA adopted and maintained by TCM as of the Closing Date in accordance with Section 5.13 of this Agreement will, as of the Closing Date, comply in all material respects in form and operation with the requirements of applicable Laws and TCM will take all corporate actions necessary to adopt such plans and comply with applicable Laws. Except as required by applicable Laws, TCM will have no liability for any liabilities arising under any employee benefit plan currently, formerly, or in the future maintained by Gray. No such "employee benefit plan" shall be subject to Title IV of ERISA and no such "employee benefit plan" shall provide for medical or other welfare benefits for former employees (other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA). Each such "employee benefit plan" has received or will apply for a favorable determination letter from the Internal Revenue Service (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such plan).

     SECTION 4.22 Fairness Opinions. The special committee of the Board of Directors of TCM and the Board of Directors of TCM have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration to be paid to the Company's shareholders is fair, from a financial point of view, to TCM. TCM has delivered to the Company true, correct and complete copies of such opinion. TCM has been authorized by Houlihan Lokey Howard & Zukin Capital, Inc. to permit the inclusion of the such opinion (subject to prior review and consent by Houlihan Lokey Howard & Zukin Capital, Inc.) in the Form S-4.

     SECTION 4.23 No Other Representations and Warranties.

processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned or licensed by TCM are valid and enforceable and to the knowledge of TCM do not infringe on the rights of any persons.

     SECTION 4.19 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.20 Tax Matters. None of TCM, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of TCM, any of its subsidiaries or, to the knowledge of TCM, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.

     SECTION 4.21 Employee Benefits. Each "employee benefit plan" within the meaning of Section 3(3) of ERISA adopted and maintained by TCM as of the Closing Date in accordance with Section 5.13 of this Agreement will, as of the Closing Date, comply in all material respects in form and operation with the requirements of applicable Laws and TCM will take all corporate actions necessary to adopt such plans and comply with applicable Laws. Except as required by applicable Laws, TCM will have no liability for any liabilities arising under any employee benefit plan currently, formerly, or in the future maintained by Gray. No such "employee benefit plan" shall be subject to Title IV of ERISA and no such "employee benefit plan" shall provide for medical or other welfare benefits for former employees (other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA). Each such "employee benefit plan" has received or will apply for a favorable determination letter from the Internal Revenue Service (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such plan).

     SECTION 4.22 Fairness Opinions. The special committee of the Board of Directors of TCM and the Board of Directors of TCM have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration to be paid to the Company's shareholders is fair, from a financial point of view, to TCM. TCM has delivered to the Company true, correct and complete copies of such opinion. TCM has been authorized by Houlihan Lokey Howard & Zukin Capital, Inc. to permit the inclusion of the such opinion (subject to prior review and consent by Houlihan Lokey Howard & Zukin Capital, Inc.) in the Form S-4.

     SECTION 4.23 No Other Representations and Warranties.

     (a) Except for (i) the representations and warranties contained in Article III and (ii) in connection with any information supplied by the Company for inclusion in the Form S-4, TCM acknowledges that neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its subsidiaries, the business of the Company and its subsidiaries or otherwise or with respect to any other information provided to TCM, whether on behalf of the Company or such other persons, including the success or profitability of the ownership, use or operation of the business of the Company and its subsidiaries after the Closing.

     (b) In connection with TCM's investigation of the Assets and the business of the Company and its subsidiaries, TCM may have received or may receive from or on behalf of the Company or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. TCM acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that TCM is familiar with such uncertainties, that TCM is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that TCM, in the absence of fraud, or except as provided in the next sentence, shall have no claim against the Company or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither the Company nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that the Company and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the foregoing, nothing in this
Section 4.23(b) shall be construed to limit the representations and warranties of TCM contained in Sections 4.07, 4.08, 4.10, 4.11 and 4.18.

                                   ARTICLE V.
                                    COVENANTS

     SECTION 5.01 Conduct of Business by the Company. Except as set forth in
Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company covenants and agrees that, unless TCM shall otherwise agree in writing and unless otherwise expressly permitted hereunder, the Company and its subsidiaries shall use their commercially reasonable efforts to conduct their respective businesses, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve satisfactory relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Letter or except as shall be mutually agreed in writing by the parties, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not and shall cause its subsidiaries not to, directly or indirectly, do or propose to do any of the following without the prior written consent of TCM (which consent shall not be unreasonably withheld or delayed), unless otherwise expressly permitted under this Agreement:

     (a) amend or otherwise change the Company Articles of Incorporation or Company By-Laws or any of the Company's subsidiaries' equivalent organizational documents;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options (including, without limitation, any Options), warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of Company Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or affiliates except (A) pursuant to the terms of Options that are outstanding as of the date of this Agreement, (B) upon conversion of the Company Preferred Stock outstanding as of the date of this Agreement and (C) new Options for the exercise of up to an aggregate of 150,000 shares of Company Common Stock;

     (c) sell, lease, license, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except (i) dispositions in the ordinary course of business and in a manner consistent with past practice and that, in the aggregate, are not material in amount and (ii) dispositions of obsolete or worthless assets);

     (d) (i) amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Options or (ii) authorize cash payments in exchange for any such Options (except for Options that are subject to agreements existing on the date hereof that provide for mandatory acceleration of vesting as a result of the Merger and that have not been waived);

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

     (f) sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any intellectual property other than in the ordinary course of business or amend or modify any existing agreements with respect to any intellectual property, other than in the ordinary course of business, in each case so long as such action does not involve material intellectual property;

     (g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any Indebtedness for Borrowed Money or other obligation or liability of any kind (other than accounts payable incurred in the ordinary course of business), or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to any person, that exceed an aggregate of $5,000,000; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchase of fixed assets that, quarterly, exceed, $150,000 or, in the aggregate, exceed $250,000; (v) terminate any Material Contract or amend any of its material terms (other than amendments designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.01(g);

     (h) except as required by applicable Law or the terms of an agreement existing on the date hereof, increase the compensation, bonus or other benefits payable or to become payable to any of the Company's or its subsidiaries' officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company's or its subsidiaries' officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by law, terminate or amend, any Company Plan, except, in each case, for general increases, grants or agreements for non-executive employees in the ordinary course of business and in a manner consistent with past practice;

     (i) take any action, other than in the ordinary course of business and in a manner consistent with past practice as required by changes in GAAP, to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

     (j) make any Tax election inconsistent with past practice or settle or compromise any Tax liability, in excess of the amount accrued in the most recent financial statements contained in the Company SEC Reports;

     (k) (i) commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the most recent financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practice or (ii) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

     (l) permit any material increase in the number of employees employed by the Company or any of its subsidiaries on the date hereof;

     (m) terminate or fail to renew any material Company Permit;

     (n) enter into any collective bargaining agreement or union contract with any labor organization or union;

     (o) except in the ordinary course of business and in a manner consistent with past practice, accelerate or defer any material obligation or payment by or to the Company; or

     (p) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in Section 5.01(a) through (o) above, or that would result in any of the conditions to the Merger set forth in this Agreement not being satisfied.

     SECTION 5.02 Form S-4; Company Stockholder Approval.

     (a) Each of TCM and the Company shall cooperate and as promptly as practicable prepare, and TCM shall file with the SEC, a registration statement on Form S-4 (or other appropriate form) for the purpose of registering under the Securities Act TCM Common Stock issuable in the Merger (including any amendment or supplements thereto, the "Form S-4"). The Form S-4 shall contain a prospectus relating to such issuance and the issuance of the TCM Common Stock in the Spin-off and the Company Proxy Statement with respect to the Company Stockholders' Meeting. Each of TCM and the Company shall use their respective reasonable best efforts to have the S-4 cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Spin-off and the Merger and any other transactions contemplated thereby. TCM and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Form S-4 received from the SEC. TCM and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC.

     (b) Each of TCM and the Company covenant that the portions of the Form S-4 concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock (and in the case of the Company, the special meeting of the shareholders of the Company) shall comply in all material respects as to form with the provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Each of TCM and the Company shall furnish all information concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock and shall take all such other action as may be reasonably requested in connection with the Form S-4. If at any time prior to the Effective Time, either party determines that the Form S-4 contains or is informed by the other party that the information supplied by it for inclusion in the Form S-4 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein in light of the circumstances under which they were made not misleading, TCM and the Company shall promptly prepare and TCM shall file an amendment or supplement to the Form S-4 to correct the untrue statement or omission and take all other appropriate action in respect thereof. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the TCM Common Stock issuable in connection with the merger or saleable in any jurisdiction or any request by the SEC for amendment of the Form S-4.

     (c) The Company shall, in accordance with Georgia Law and the Company Articles of Incorporation and Company By-Laws, hold a special meeting of the stockholders of the Company (after having duly called and given notice of such meeting) (the "Company Stockholders' Meeting"), as promptly as practicable after the execution of this Agreement, to consider and vote upon the approval and adoption of the Company Stockholder's Action. Subject to Section 5.03(c), the Company Special Committee and the Company Board shall recommend the approval and adoption of the Company Stockholders' Action by the stockholders of the Company and shall include such recommendation in the Company Proxy Statement. Subject to
Section 5.03(c), the Company shall take all lawful action to solicit from the stockholders of the Company proxies (in compliance with this Section 5.02(b)) in favor of the approval and adoption of the Company Stockholders' Action and to secure the vote of the stockholders of the Company required by Georgia Law and the Company Articles of Incorporation and Company By-Laws to approve and adopt the Company Stockholders' Action in accordance with the Company Stockholders' Vote Condition. As promptly as practicable after the Company Proxy Statement contained in the Form S-4 has been cleared by the SEC, the Company shall mail the proxy statement/prospectus/information statement contained in the Form S-4 to the Company Stockholders as of the record date for the Company Stockholders' Meeting.

     (d) Each party shall advise the other parties hereto promptly of the happening of any event which makes untrue any statement of a material fact contained in the Form S-4 or the Company Proxy Statement, as applicable.

     (e) The Company shall take all actions necessary to comply with Article 13 of Georgia Law.

     SECTION 5.03 Exclusivity; Superior Proposal.

     (a) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company and its subsidiaries will not, and the Company and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the "Company Representatives") to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Company to, any person (other than TCM, Merger Sub and any of their affiliates or representatives) relating to any Takeover Proposal, whether made before or after the date of this Agreement or
(iii) subject to Section 5.03(c), enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Takeover Proposal; provided, however, that the Company may, in response to an unsolicited bona fide written Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(a), (ii) the Company Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the Company Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a Superior Proposal (as defined below),
(iv) the Company receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement,
(v) the Company has previously notified TCM of the Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(a), and (vi) the Company Stockholders' Action has not been adopted and approved in satisfaction of the Company Stockholders' Vote Condition. Subject to Section 5.03(c), nothing shall prevent the Company Board or Company Special Committee from complying with Rule 14e-2 under the Exchange Act. The Company agrees that it will take the necessary steps to promptly inform the Company Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall notify TCM as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any Takeover Proposal received by the Company, its officers or its directors or, to the best of its knowledge, any other Company Representatives, from any person that informs the Company that it is considering making, or has made, a proposal relating to a Takeover Proposal (a "Takeover Proposal Interest") indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep TCM informed, on a current basis, of any changes in the status and content of any such proposals or offers. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than TCM and its subsidiaries) with respect to a Takeover Proposal.

     (b) As used in this Agreement, "Takeover Proposal" shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning the Company or any of its subsidiaries, (ii) any proposal or offer to the Company or any of its stockholders to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of the Company or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning the Company or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to the Company or any of its subsidiaries. For purposes of this Agreement, "Superior Proposal" means a Takeover Proposal that involves at least 80% of the Company Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the Company Special Committee determines in good faith (taking into account all of the terms and conditions of the Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds the value of the Merger Consideration (it being agreed that the Merger Consideration shall be deemed to include such number of shares of TCM Common Stock as it would have included pursuant to this Agreement had the transactions consummated by this Agreement been consummated on the date on which the Company Special Committee evaluates such Takeover Proposal).

     (c) From the date hereof until the termination of this Agreement pursuant to Article VII, neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders' Action by the Company Board, (ii) approve or recommend, or propose to approve or recommend, a Superior Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal unless (A) an unsolicited, written Superior Proposal has been made and has not been withdrawn,
(B) the Company Special Committee has complied with its obligations in Section 5.03(a), (C) the Company Special Committee has concluded in good faith, after consultation with legal counsel, that, in light of such Superior Proposal, the failure of the Company Special Committee to take any of the actions described in
Section 5.03(c) (i), (ii) or (iii) is reasonably likely to result in a breach of its fiduciary duties to the Company's stockholders under applicable Law, (D) the Company Stockholders Action has not been adopted and approved in satisfaction of the Company Stockholders' Vote Condition, (E) the Company Special Committee provides TCM with at least five business days' prior notice of its proposal to take any of the actions described in Section 5.03(c) (i), (ii) or (iii) during which time TCM may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall and shall cause its legal advisors to, negotiate with TCM with respect to the terms and conditions of any such counterproposal, and (F) the Superior Proposal does not impose any "break-up" or other fees (including, without limitation, expense reimbursements) or options or rights to acquire assets or securities, or any other obligations that would survive the Effective Time, on the Company or any subsidiary unless and until this Agreement is terminated in accordance with its terms.

     (d) If the Company Board or any committee (i) withdraws, qualifies or modifies or proposes to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders' Action by the Company Board, (ii) approves or recommends, or proposes to approve or recommend, a Superior Proposal, or (iii) causes the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal, and in taking any such action, has complied with Section 5.03(c), the Company shall be relieved of its obligation under this Agreement to duly call, give notice of, convene and hold, the Company Stockholder's Meeting to consider and vote upon the approval and adoption of the Company Stockholders' Action.

     (e) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, TCM and its subsidiaries will not, and TCM and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the "TCM Representatives") to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any TCM Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning TCM to, any person (other than the Company and any of its affiliates or representatives) relating to any TCM Takeover Proposal, whether made before or after the date of this Agreement or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any TCM Takeover Proposal;

provided, however, that TCM may, in response to an unsolicited bona fide written TCM Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(e), (ii) the TCM Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the TCM Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a TCM Superior Proposal (as defined below), (iv) TCM receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement, and (v) TCM has previously notified the Company of the TCM Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(e). TCM agrees that it will take the necessary steps to promptly inform the TCM Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to
Article VII and the Effective Time, TCM shall notify the Company as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any TCM Takeover Proposal received by TCM, its officers or its directors or, to the best of its knowledge, any other TCM Representatives, from any person that informs TCM that it is considering making, or has made, a proposal relating to a TCM Takeover Proposal (a "TCM Takeover Proposal Interest") indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep the Company informed, on a current basis, of any changes in the status and content of any such proposals or offers. TCM will, and will cause its subsidiaries and the officers, directors, employees and other agents of TCM and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than the Company and its subsidiaries) with respect to a TCM Takeover Proposal.

     (f) As used in this Agreement, "TCM Takeover Proposal" shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning TCM or any of its subsidiaries, (ii) any proposal or offer to TCM or its stockholder to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of TCM or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning TCM or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to TCM or any of its subsidiaries. For purposes of this Agreement, "TCM Superior Proposal" means a Takeover Proposal that involves at least 80% of the TCM Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the TCM Special Committee determines in good faith (taking into account all of the terms and conditions of the TCM Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds 95% of the value of the common stock of the Surviving Corporation.

     SECTION 5.04 Access to Information; Confidentiality.


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

     (a) Upon reasonable notice during normal business hours, each of TCM and the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during the period from the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of TCM and the Company shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request, and shall make available to such other party the appropriate individuals (including attorneys, accountants, other professionals, customers and suppliers) for discussion of its business, properties and personnel as such party may reasonably request.

     (b) The parties acknowledge that TCM and the Company have previously executed the TCM Confidentiality Agreement which will continue in full force and effect in accordance with its terms.

     SECTION 5.05 Consents and Approvals.

     (a) Subject to the terms of this Agreement, the Company and TCM shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable,
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or TCM or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Merger and transactions contemplated hereby and thereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable U.S. federal or state securities Laws, (B) the rules and regulations of the National Association of Securities Dealers Automated Quotation System and (C) any other applicable Law. The Company and TCM shall cooperate with each other in connection with the making of all such filings.

     (b) Each of the Company and TCM shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, or
(ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.

     SECTION 5.06 Stock Options.

     (a) At the Effective Time, each outstanding Option, whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, the Surviving Corporation, TCM or the holder of any Option, be converted into a stock option to purchase TCM Common Stock in a manner consistent with Section 424 of the Code and as provided by subsection (b) below, and, after the Effective Time, all references to the Company in the Company Option Plan and the applicable stock option agreements shall be deemed to refer to the Surviving Corporation, which shall have retained the Company Option Plan as of the Effective Time by virtue of this Agreement and the Merger and without any further action, except that references to shares of Company Common Stock shall be deemed to be to TCM Common Stock in accordance with subsection (b) below.

     (b) Each Option so retained by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the applicable stock option agreements as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of shares of TCM Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of TCM Common Stock and (ii) the per share exercise price for the TCM Common Stock issuable upon exercise of such assumed Option shall be equal to the quotient of (x) the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time, divided by
(y) the Common Stock Exchange Ratio, rounding the resulting exercise price up to the next whole cent. It is the intention of the parties that the Options remaining outstanding following the Effective Time will qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code solely to the extent such Options qualified as incentive stock options prior to the Effective Time.

     (c) As soon as reasonably practicable after the Effective Time, the Company will deliver to Option holders appropriate notices setting forth such holders' rights pursuant to the Company Option Plan and the applicable stock option agreements evidencing the Options and confirming that the Company Option Plan and the Options have been converted in accordance with the terms and conditions required by this Section 5.06. TCM hereby agrees to register the TCM Common Stock underlying such Options with the SEC on Form S-8 within ten (10) business days subsequent to the Effective Time.

     SECTION 5.07 Notification of Certain Matters.

     (a) The Company shall give prompt notice to TCM of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to TCM or Merger Sub.

     (b) TCM shall give prompt notice to the Company of (i) the occurrence, or non- occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of TCM contained in this Agreement to be untrue or inaccurate and (ii) any failure of TCM or Merger Sub materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the Company.

     SECTION 5.08 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to TCM and the Company. Thereafter, so long as this Agreement is in effect, TCM and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that TCM or the Company may, without the prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by applicable Law or applicable regulation of a self-regulatory organization if it has used all commercially reasonable efforts to consult with the other party.

     SECTION 5.09 Expenses.

     (a) Except as otherwise specifically provided in this Agreement, if the Merger is not consummated, all costs and expenses incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the taking of all actions (including, without limitation, any due diligence investigations) contemplated hereby and thereby, including, without limitation, attorneys' and accountants' fees and fees of any brokers, financial advisors, other advisors, investment bankers or finders (collectively, the "Transaction Expenses"), shall be paid by the party incurring such costs or expenses. If the Merger is consummated, all Transaction Expenses of the Company, including any amounts that may become payable due to the execution of this Agreement or the consummation of the Merger (i.e., change of control, retention payments or similar fees) shall be the obligation of TCM.

     (b) The Company shall use its commercially reasonably efforts to cause all persons (including, without limitation, attorneys, accountants, brokers, financial advisors, other advisors, investment bankers and finders), who have provided or will provide the Company with services in connection with this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby, to submit to the Company, no less than three business days prior to the Effective Time, invoices with respect to all such services.

     SECTION 5.10 Tax Treatment. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation section 1.368-2(g). Each of the parties hereto shall use commercially reasonable efforts to cause the Merger to qualify, and shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

     SECTION 5.11 Continuing Director and Officer Indemnification.

     (a) From and after the Effective Time, the Surviving Corporation (or its successors or assigns) shall fulfill and honor the obligations of the Company pursuant to the indemnification


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

provisions in the Company Articles of Incorporation and Company By-Laws existing as in effect on the date of this Agreement with respect to the Company's directors and officers, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Company Articles of Incorporation and Company By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law and prior notification is given to such affected persons.

     (b) The Surviving Corporation shall cause to be maintained for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy and fiduciary liability policy ("D&O Insurance"), provided that, the Surviving Corporation may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement (or were prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, the Surviving Corporation shall use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in
Section 5.11(b) of the Company Disclosure Letter is the amount of the annual premium currently paid by the Company for its D&O Insurance.

     (c) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person at or prior to the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer promptly shall have given the Surviving Corporation written notice of such claim or claims within such six-year period), the provisions of Sections 5.11(a) and (b) respecting the rights to indemnify the current or former directors or officers under the Company Articles of Incorporation and Company By-Laws shall continue in effect until the final disposition of all such claims.

     (d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by each indemnified party, his or her heirs and representative and may not be amended, altered or repealed without the prior written consent of the affected indemnified party.

     SECTION 5.12 Certain Tax Matters.(a) Each of the parties hereto covenants and agrees to report the Merger for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under

Section 368 of the Code, including causing the Surviving Corporation to file the statements required by Treasury Regulation section 1.368-3.

     (b) Prior to the Closing (or at such other times as requested by counsel), TCM, Merger Sub and the Company shall execute and deliver to King & Spalding LLP and Troutman Sanders LLP, tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 6.02(f) and 6.03(d)) customary for transactions of this type.

     SECTION 5.13 Employees and Employee Benefit Matters(a) . Prior to the Spin-Off, TCM shall use its commercially reasonable efforts to take all actions contemplated by the Separation and Distribution Agreement or otherwise deemed necessary and appropriate to establish employee benefit plans for the benefit of employees of TCM on and after the Closing Date.

     SECTION 5.14 Listing of TCM Common Stock. TCM shall use its commercially reasonable efforts to have authorized for listing on Nasdaq, upon official notice of issuance, the shares of TCM Common Stock to be issued or reserved as a result of the Merger.

     SECTION 5.15 Necessary Actions. Each of the parties hereto covenants and agrees that, at or before the Effective Time, it shall take commercially reasonable steps so that all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters are reasonably satisfactory to each of the parties' counsel and shall furnish such counsel with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                                   ARTICLE VI.
                            CONDITIONS TO THE MERGER

     SECTION 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, or waiver, at or prior to the Effective Time of each of the following conditions:

     (a) Gray shall have transferred all of the membership interests of Gray Publishing, LLC to TCM;

     (b) Gray and TCM have executed and delivered the Separation and Distribution Agreement and the Tax Sharing Agreement;

     (c) Gray shall have completed the Spin-off;

     (d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities or Blue Sky Laws necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

     (e) the Company Stockholders' Action shall have been approved and adopted by the stockholders of the Company in satisfaction of the Company Stockholders' Vote Condition at the Company Stockholders' Meeting or by written consent in accordance with Georgia Law and the Company Articles of Incorporation;

     (f) all other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the Spin-off and to consummate the Merger shall have been filed, made or obtained, except for such consents, approvals, orders or authorizations that involve an immaterial amount of assets and that do not provide for any penalties or fines due to the failure to receive such consents, approvals, orders or authorizations (it being understood that the parties shall use commercially reasonable efforts to put in place a structure in order to provide Merger Sub and indirectly, TCM, with the benefit of such assets);

     (g) all notices to, and consents, approvals or waivers of, all persons under the agreements, instruments or documents listed in Schedule 6.01(g) shall have been given or obtained in a form and manner reasonably acceptable to TCM and the Company;

     (h) there shall not have been any action taken, or any Law enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, that would (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion of the Company's business or assets, or compel the Surviving Corporation or TCM to dispose of or hold separately all or a material portion of the Company's or TCM's business or assets, as a result of the Merger; (ii) render TCM or Merger Sub unable to consummate the Merger; or
(iii) impose or confirm material limitations on the ability of TCM or Merger Sub effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation;

     (i) no judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided that the parties hereto shall use their commercially reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal; and

     (j) the shares of TCM Common Stock to be issued or reserved that constitute the Merger Consideration shall be approved for listing on Nasdaq, subject to official notice of issuance.

     SECTION 6.02 Additional Conditions to Obligations of TCM and Merger Sub. The obligations of TCM and Merger Sub to effect the Merger also are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by TCM:

     (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

     (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and by each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

     (c) Company Stockholders entitled to receive, in the aggregate, not more than 5% of the Merger Consideration shall have demanded appraisal for their shares in accordance with Article 13 of Georgia Law;

     (d) at or prior to the Effective Time, the Existing Stockholder Agreement shall have been terminated, and TCM shall have received evidence of such termination reasonably satisfactory to it;

     (e) all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for TCM and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested; and

     (f) TCM shall have received a legal opinion of King & Spalding LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code;

     (g) the special committee of the Board of Directors of TCM and the Board of Directors of TCM shall have received the opinion of a nationally recognized independent valuation firm to the effect that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Spin-off, Merger and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM's assets would exceed TCM's stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Spin-off, Merger and the Refinancing (the "Solvency Opinion"); and

     (h) Bull Run's Indebtedness for Borrowed Money at the Effective Time shall not exceed $69.1 million plus any Indebtedness for Borrowed Money incurred by Bull Run pursuant to Section 5.01(g)(ii) (it being understood and agreed that the Cash Advance shall not be considered Indebtedness for Borrowed Money).

     SECTION 6.03 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger also is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by the Company:

     (a) The representations and warranties of TCM set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

     (b) each of TCM and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

     (c) all corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company Special Committee and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested;

     (d) the Company shall have received a legal opinion of Troutman Sanders LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code;

     (e) the Company shall have received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the

Company Stockholders from a financial point of view, which opinion shall not have been withdrawn;

     (f) TCM and its subsidiaries shall have obtained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in TCM's reasonable judgment, appropriate for the assets and properties of TCM and its subsidiaries and customary in TCM's industry;

     (g) TCM's Indebtedness for Borrowed Money at the Effective Time shall not exceed $40.0 million, which shall include the amount of money that TCM is required to distribute to Gray pursuant to Section 6.5 of the Separation and Distribution Agreement; and

     (h) the Company shall have received a copy of the Solvency Opinion, which shall be in form and substance reasonably satisfactory to the Company.

     SECTION 6.04 Rule 145 Affiliates. The Company shall, at least 30 days prior to the Effective Time, cause to be delivered to TCM a list, reviewed by its counsel, identifying all persons who are, at the Effective Time, "affiliates" of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act (each a "Rule 145 Affiliate"). The Company shall furnish such information and documents as TCM may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as a rule 145 Affiliate in the list furnished pursuant to this Section 6.04 to execute a written agreement (each, a "Rule 145 Affiliate Agreement"), substantially in the form attached hereto as Exhibit C, at least 15 days prior to the Effective Time.

                                  ARTICLE VII.
                                   TERMINATION

     SECTION 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Section 7.01(b) through (h), by written notice by the terminating party to the other party):

     (a) by mutual written consent duly authorized by the TCM Board, TCM Special Committee, board of directors of Merger Sub, the Company Board and the Company Special Committee; or

     (b) by either the TCM Special Committee or the Company Special Committee, if a Governmental Entity shall have (i) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action or (ii) enacted, enforced or deemed applicable to the Merger a Law in final form, in each case having the effect of permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger (provided that the party seeking to terminate pursuant to this Section 7.01(b) shall have used commercially reasonable efforts to have any such judgment, order, injunction, decree, ruling or other action vacated or lifted); or

     (c) by the TCM Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) would not be satisfied (a "Company Terminating Breach"), provided that, if such Company Terminating Breach is curable prior to the expiration of 30 days from notice to the Company of its occurrence through the exercise of the Company's commercially reasonable efforts, and for so long as the Company continues to exercise such commercially reasonable efforts, the TCM Special Committee may not terminate this Agreement under this Section 7.01(c) until the expiration of such 15-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.02 is or becomes impossible (other than through the failure of TCM or the Merger Sub to comply with its obligations under this Agreement); or

     (d) by the Company Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of TCM or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied (a "TCM Terminating Breach"), provided that, if such TCM Terminating Breach is curable prior to the expiration of 30 days from notice to TCM of its occurrence through the exercise of TCM's commercially reasonable efforts, and for so long as TCM continues to exercise such commercially reasonable efforts, the Company Special Committee may not terminate this Agreement under this Section 7.01(d) until the expiration of such 30-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.03 is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement); or

     (e) by either the Company Special Committee or the TCM Special Committee, if the Merger has not been consummated by the 12-month anniversary of the execution of this Agreement (provided that the failure to consummate the Merger by such date was not the result of any act or failure to act by the party seeking to terminate this Agreement pursuant to this Section 7.01(e)); or

     (f) by TCM, if the Company Board and the Company Special Committee shall have failed to recommend or shall be withdrawn, or modified or changed in a manner adverse to TCM its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or the Company shall have entered into a definitive agreement in respect of a Takeover Proposal with a Person other than TCM or its subsidiaries (or the Company Board or the Company Special Committee resolves to do any of the foregoing); or

     (g) by the Company, if the Company Board and the Company Special Committee authorizes the Company, subject to complying with Section 5.03 of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal;

     (h) by either the TCM Special Committee or the Company Special Committee, if the Stockholder Vote Condition shall not have been satisfied by reason of the failure to obtain the required vote at the Company Stockholders' Meeting;

     (i) by either TCM or the Company, if the Separation and Distribution Agreement is terminated; or

     (j) by the Company, if any material amendment or modification of the Separation and Distribution Agreement to the disadvantage of TCM had been made or if the Separation and Distribution Agreement is breached in any material respect.

     SECTION 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.09 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party, or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Without limiting the foregoing, if the Merger is not consummated and (x) if the Company shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of TCM and Merger Sub shall be paid by the Company to TCM or (y) if TCM shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of the Company shall be paid by TCM to the Company.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

     SECTION 8.01 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto shall not survive the Effective Time.

     SECTION 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address, which shall be effective upon receipt), or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

     (a) If to TCM or Merger Sub:

                Triple Crown Media, Inc.
                4370 Peachtree Road
                Atlanta, Georgia 30319
                Fax No.: (404) 261-9607
                Attention: James C. Ryan

         With a copy to:

                Proskauer Rose LLP
                1585 Broadway
                New York, New York 10036
                Fax No.: (212) 969-2900

                Attention: Arnold S. Jacobs, Esq.

         and:   Chorey, Taylor & Feil
                3399 Peachtree Road, N.E.
                Suite 1700, The Lenox Building
                Atlanta, Georgia 30326-1148
                Fax No.: (404) 841-3221
                Attention: John Taylor, Esq.

         If to the Company:

                Bull Run Corporation
                Special Committee of the Board of Directors
                1251 Avenue of the Americas
                Suite 810
                New York, New York 10020
                Fax No.: (212) 575-1073
                Attention: Gerald N. Agranoff

         With a copy to:

                Tannenbaum Helpern Syracuse & Hirschtritt LLP
                900 Third Avenue
                New York, New York 10022-4775
                Fax No.: (212) 508-4775
                Attention: Stephen Rosenberg, Esq.

         and:   Troutman Sanders LLP
                600 Peachtree Street, N.E., Suite 5200
                Atlanta, Georgia 30308
                Fax No.: (404) 962-6740
                Attention: Marlon F. Starr, Esq.

     SECTION 8.03 Waiver. The TCM Special Committee may, with respect to the Company, and the Company Special Committee may, with respect to TCM or Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.05 Limited Liability. Notwithstanding any other provisions of this Agreement, in the absence of fraud, no stockholder, director, officer, affiliate, agent, representative or counsel of the Company, TCM or Merger Sub, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Company, TCM and Merger Sub, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.

     SECTION 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the TCM Special Committee and the Company Special Committee shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.07 Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Letter, the TCM Disclosure Letter and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended prior to the Company Stockholders' Action being adopted only by an instrument in writing approved by the TCM Special Committee and the Company Special Committee and signed by TCM, Merger Sub and the Company stating that it constitutes an amendment to this Agreement, except that the provisions of Section 5.11 shall not be amended except as provided therein.

     SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written approval of the TCM Special Committee or the Company Special Committee, as applicable, and any such assignment without such prior written approval shall be null and void, except that TCM and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned subsidiary of TCM without consent of the Company; provided that (1) TCM shall remain liable for all of its obligations under this Agreement, including the obligation to issue shares of TCM Common Stock as contemplated herein and (2) such assignment does not cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 8.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and except as provided in Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 8.12 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 8.14 Jurisdiction; Forum. Each of the parties hereto (i) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     SECTION 8.15 General Interpretative Provisions; Definition of Knowledge.

     (a) Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms. Words such as "herein," "hereafter," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words "include", "includes," "included," "including" and "such as" shall be construed as if followed by the phrase "without being limited to." No distinction in interpretation shall be made between the terms "shall" and "will."

     (b) As used herein, the words "knowledge" or "known" shall mean, (i) with respect to the Company, the actual knowledge (and not constructive) of Thomas J. Stultz, Frederick J. Erickson and Robert S. Prather, Jr., each in their capacity as an officer or director of the

Company, (ii) with respect to TCM, the actual knowledge (and not constructive) of Robert S. Prather, Jr. and James C. Ryan, each in their capacity as an officer or director of TCM, and in each case after any of the foregoing individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or TCM, as applicable, or made to the "knowledge" of the Company or TCM, as applicable.

     SECTION 8.16 Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or furnish other security, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.17 Attorneys' Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, or otherwise relating to or in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, suit, arbitration or other proceeding, in addition to any other relief to which it may be entitled.

     SECTION 8.18 Limitation of Liability

     (a) Except with respect to liability under the Securities Act and the Exchange Act and in the absence of fraud, TCM and the Company agree that neither the other party nor any other person will have, or be subject to, any liability for, or indemnification obligation to, the other party or any other person, to the extent that such liability or indemnification obligation results from the distribution to, as applicable, TCM or the Company, or TCM's or the Company's use of, any information related to the business of the other party and its subsidiaries and any other information, document or material made available to TCM or the Company, as applicable, in certain "data rooms," management presentations or any other form in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

                            [Signature page follows.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by a duly authorized officer or other person.

                                        TRIPLE CROWN MEDIA, INC.


                                        By: /s/ Robert S. Prather, Jr.
                                            ------------------------------------
                                        Name: Robert S. Prather, Jr.
                                        Title: President and Chief Executive
                                               Officer


                                        BR ACQUISITION CORP.


                                        By: /s/ James C. Ryan
                                            ------------------------------------
                                        Name: James C. Ryan
                                        Title: Treasurer and Secretary


                                        BULL RUN CORPORATION


                                        By: /s/ Frederick J. Erickson
                                            ------------------------------------
                                        Name: Frederick J. Erickson
                                        Title: Vice President -- Finance

                                                                   SCHEDULE 2.05

DIRECTORS

   J. Mack Robinson
   Robert S. Prather, Jr.
   Thomas J. Stultz
   Gerald N. Agranoff
   James W. Busby
   Hilton H. Howell, Jr.
   Monte C. Johnson

OFFICERS

   Robert S. Prather, Jr. - Chairman
   Thomas J. Stultz       - President and Chief Executive Officer
   Frederick J. Erickson  - Chief Financial Officer

                                                                SCHEDULE 6.01(G)

Wachovia Bank, pursuant to the Third Amended and Restated Credit Agreement

Quest International Users Group, Inc., pursuant to its Amended and Restated Management Agreement with Host Communications, Inc.

License Agreement dated as of May 9, 2005 by and between NEWSTEC, Inc. and Gray Publishing, LLC.

Application for Service, Letter of Agency, and Agreement Choice One/US Xchange dated March 28, 2003.

                                                                       Exhibit A

================================================================================

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                 BY AND BETWEEN

                              GRAY TELEVISION, INC.

                                       AND

                            TRIPLE CROWN MEDIA, INC.

                                 AUGUST 2, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1 SEPARATION.....................................................     3
1.1.    Transfer of Membership Interests and Assets......................     3
1.2.    Retained Assets..................................................     3
1.3.    Assumed Liabilities..............................................     3
1.4.    Termination of Existing Intercompany Agreements..................     4
SECTION 2 SEPARATION CLOSING MATTERS.....................................     4
2.1.    Separation Date..................................................     4
2.2.    Closing of Transactions..........................................     4
2.3.    Documents to be Delivered by Gray................................     4
2.4.    Documents to be Delivered by TCM.................................     5
2.5.    Approvals and Required Consents..................................     5
SECTION 3 THE DISTRIBUTION...............................................     5
3.1.    Share Distribution...............................................     5
3.2.    Actions Prior to the Distribution................................     6
3.3.    Conditions to Distribution.......................................     7
3.4.    Modification.....................................................    10
SECTION 4 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.........................    10
4.1.    Employees........................................................    10
4.2.    Prior Service Credit.............................................    11
4.3.    401(k) Plan......................................................    11
4.4.    Pension Plan.....................................................    11
4.5.    Welfare Plans....................................................    11
4.6.    Section 125 Plan.................................................    12
4.7.    Accrued Vacation.................................................    12
4.8.    Stock Option Plan................................................    12
4.9.    Workers' Compensation............................................    12
4.10.   WARN Act.........................................................    13
4.11.   Information to be Provided.......................................    13
4.12.   No Right to Employment...........................................    13
SECTION 5 INSURANCE MATTERS..............................................    13
5.1.    Insurance Prior to the Distribution Date.........................    13
5.2.    Ownership of Existing Policies and Programs......................    13
5.3.    Naming of TCM as Additional Insured..............................    14
5.4.    TCM Insurance Policies...........................................    14
5.5.    TCM Directors' and Officers' Insurance...........................    14
5.6.    Post-Distribution Insurance Claims Administration................    15
5.7.    Non-Waiver of Rights to Coverage.................................    15
5.8.    Scope of Affected Policies of Insurance..........................    15
SECTION 6 CERTAIN COVENANTS..............................................    16
6.1.    Further Instruments; Consents....................................    16
6.2.    Exchange of Information..........................................    16
6.3.    Privileged Matters...............................................    18
6.4.    Certain Business Matters.........................................    19

6.5.    Payment Obligations..............................................    19
6.6.    Reimbursement Obligations........................................    19
SECTION 7 INDEMNIFICATION................................................    19
7.1.    Indemnification by Gray..........................................    19
7.2.    Indemnification by TCM...........................................    19
7.3.    Procedure for Indemnification....................................    19
7.4.    Direct Claims....................................................    21
7.5.    Adjustment of Indemnifiable Losses...............................    21
7.6.    No Third Party Beneficiaries.....................................    22
SECTION 8 DISPUTE RESOLUTION.............................................    22
8.1.    General..........................................................    22
8.2.    Negotiation......................................................    22
8.3.    Non-Binding Mediation............................................    22
8.4.    Proceedings......................................................    22
8.5.    Pay and Dispute..................................................    23
SECTION 9 MISCELLANEOUS..................................................    23
9.1.    Representations and Warranties of Gray...........................    23
9.2.    LIMITATION OF LIABILITY..........................................    23
9.3.    Survival.........................................................    24
9.4.    Expenses.........................................................    24
9.5.    Entire Agreement.................................................    24
9.6.    Amendment........................................................    24
9.7.    No Third-Party Beneficiaries.....................................    24
9.8.    Governing Law....................................................    24
9.9.    Termination......................................................    24
9.10.   Notices..........................................................    24
9.11.   Counterparts.....................................................    25
9.12.   Binding Effect and Assignment....................................    25
9.13.   Severability.....................................................    25
9.14.   Failure and Remedies.............................................    25
9.15.   Authority........................................................    25
9.16.   Interpretation...................................................    25
9.17.   Conflicting Agreements...........................................    25
9.18.   Definitions......................................................    25

                                    EXHIBITS

Exhibit A - Certificate of the Secretary of Gray

Exhibit B - Assignment and Assumption Agreement

Exhibit C - Tax Sharing Agreement

Exhibit D - Real Property Lease

Exhibit E - Contribution Agreement

Exhibit F - Certificate of the Secretary of TCM

                      SEPARATION AND DISTRIBUTION AGREEMENT

          This Separation and Distribution Agreement (this "Agreement") is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation ("Gray"), and Triple Crown Media, Inc., a Delaware corporation ("TCM"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Section 9.18.

                                    RECITALS

          A. Gray owns all of the membership interests of Gray Publishing, LLC, a Delaware limited liability company ("Gray Publishing").

          B. Gray through Gray Publishing operates six regional publications comprising five daily newspapers and an advertising shopper (the "Newspaper Publishing Business").

          C. Gray Publishing owns all of the membership interests of Graylink, LLC, a Delaware limited liability company ("Graylink").

          D. Graylink is a provider of wireless services, primarily paging services, in non-major metropolitan areas in Alabama, Florida, and Georgia and also owns and operates 14 retail locations in Alabama, Florida and Georgia (the "Graylink Wireless Business").

          E. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to transfer to TCM all of the membership interests of Gray Publishing.

          F. Gray has agreed to convey, assign and transfer to TCM all of the membership interests of Gray Publishing (collectively, the "Separation").

          G. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to distribute on a pro-rata basis to the holders of record of Gray Class A common stock, no par value ("Gray Class A Common Stock"), and Gray common stock, no par value ("Gray Common Stock" and with the Gray Class A Common Stock, the "Gray Stock"), without any consideration being paid by such holders, all of the outstanding shares of TCM common stock, par value $.001 per share (the "TCM Common Stock") owned by Gray (the "Distribution"), and this Agreement has been approved by the Board of Directors of Gray.

          H. In reaching its decision to approve the Separation and Distribution, the Board of Directors of Gray considered a variety of factors including the following:

          - as a result of the Separation and Distribution, Gray and TCM will be better able to focus financial and operational resources on its own business and executing its own strategic plan;

          - as a result of the Separation and Distribution, Gray and TCM are expected to have greater strategic and financial flexibility to support future growth opportunities;

          - each business is in a different stage of development and therefore attracts different types of investors;

          - two separate public companies will enable financial markets to evaluate Gray and TCM more effectively, which is expected to maximize shareholder value over the long term for both Gray and TCM;

          - the Separation and Distribution will allow Gray and TCM to develop incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its own common stock;

          - after the Separation and Distribution, Gray and TCM should have greater capital planning flexibility and the Newspaper Publishing Business and Graylink Wireless Business will no longer have to compete with Gray's television broadcasting business to secure funding for investments; and

          - that TCM would possess sufficient scale and business fundamentals to operate as a stand-alone entity.

          I. This Agreement and the Separation and Distribution have been approved by the special committee of the Board of Directors of TCM.

          J. This Agreement and the Separation and Distribution have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM.

          K. For U.S. federal income tax purposes, the Separation and Distribution are intended to qualify as a divisive reorganization described in Sections 355 and 368(a)(1)(D) of the Code.

          L. The Board of Directors has determined that conversion price relating to the Series C preferred stock of Gray should be adjusted upon the consummation of the Distribution.

          M. The parties desire to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern the relationship of Gray and TCM following the Distribution.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

                                    SECTION 1
                                   SEPARATION

          1.1. Transfer of Membership Interests and Assets. Subject to the terms and conditions of this Agreement, on the Separation Date, Gray shall convey, assign and transfer to TCM, and TCM shall accept and receive, all right, title, and interest of Gray in and to the following:

               (a) all of the membership interests of Gray Publishing;

               (b) all of the contracts, agreements and arrangements listed on
Schedule 1.1(b) (collectively, the "Assigned Contracts"); and

               (c) all right, title and interest in or to the improved and unimproved land listed or described on Schedule 1.1(c), and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land, together with all privileges, easements and rights-of-way related thereto (the "Assigned Real Property").

          1.2. Retained Assets. Immediately prior to the Separation Date, Gray shall cause Gray Publishing to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following assets (the "Retained Assets"), and Gray shall assume the Retained Assets:

               (a) Cash. All cash and cash equivalents.

               (b) Tax Refunds. Any right, title, or interest in any tax refund, credit, or benefit to which Gray or any of its Subsidiaries is entitled in accordance with the terms of this Agreement or of the Tax Sharing Agreement.

               (c) Intercompany Assets. Any right, title, or interest in the intercompany assets set forth on Schedule 1.2(c).

               (d) Contracts. Gray Publishing's or any of its subsidiaries' rights under any agreement, commitment or order as to which consent to assignment is required but has not been obtained, subject to the provisions of
Section 6.1(b);

          1.3. Assumed Liabilities.

               (a) Immediately prior to the Separation Date, Gray shall cause Gray Publishing, to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following liabilities (the "Assumed Liabilities"), and Gray shall assume the Assumed Liabilities:

                    (i) Taxes. Any liability or obligation of Gray Publishing or Graylink, as applicable to pay taxes, as set forth in the Tax Sharing Agreement.

                    (ii) Intercompany Debt. Any liability or obligation of Gray Publishing or Graylink, as applicable, in respect of the intercompany debt set forth on Schedule 1.2(c).

               (b) Subject to the terms and conditions of this Agreement, TCM shall assume, on the Separation Date, and pay, comply with, and discharge all contractual and other liabilities of Gray arising out of or relating to the Assigned Contracts and Assigned Real Property (all of such liabilities being hereinafter referred to as the "TCM Assumed Liabilities").

          1.4. Termination of Existing Intercompany Agreements. Except as otherwise contemplated by this Agreement, all agreements between Gray or its Subsidiaries on one hand and Gray Publishing or its subsidiaries on the other hand relating primarily to the Newspaper Publishing Business and Graylink Wireless Business, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.

                                    SECTION 2
                           SEPARATION CLOSING MATTERS

          2.1. Separation Date. The effective time and date of the conveyance, assignment, and transfer of the membership interests of Gray Publishing in connection with the Separation shall be such date and time as shall be fixed by the Board of Directors of Gray (the "Separation Date").

          2.2. Closing of Transactions. The closing of the transactions contemplated by this Agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

          2.3. Documents to be Delivered by Gray. On the Separation Date, Gray will deliver, or will cause its appropriate Subsidiaries to deliver, to TCM all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Ancillary Agreements"):

               (a) Secretary's Certificate. A certificate executed by the Secretary of Gray substantially in the form attached to this Agreement as Exhibit A;

               (b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement");

               (c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit C (the "Tax Sharing Agreement");

               (d) Real Property Lease. A duly executed Real Property lease Agreement substantially in the form attached hereto as Exhibit D (the "Real Property Lease");

               (e) Contribution Agreement. A duly executed contribution Agreement substantially in the form attached to this Agreement as Exhibit E (the "Contribution Agreement");

               (f) Officer Resignations. Resignations of each person who is an officer of Gray Publishing, Graylink or any of their respective subsidiaries, immediately prior to the Separation Date, and who will not be an employee of TCM from and after the Separation Date; and

               (g) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

          2.4. Documents to be Delivered by TCM. On the Separation Date, TCM will deliver, or will cause its appropriate Subsidiaries to deliver, to Gray all of the following items and agreements:

               (a) Secretary's Certificate. A certificate executed by the Secretary of TCM substantially in the form attached to this Agreement as Exhibit F;

               (b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement;

               (c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement;

               (d) Real Property Lease. A duly executed Real Property Lease;

               (e) Contribution Agreement. A duly executed Contribution Agreement; and

               (f) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.

          2.5. Approvals and Required Consents. To the extent that the Separation requires any Governmental Approvals or other consents, the parties will use their commercially reasonable efforts to obtain any such Governmental Approvals or consents.

                                    SECTION 3
                                THE DISTRIBUTION

          3.1. Share Distribution.

               (a) Delivery of Shares for Distribution. Prior to the Distribution Date, Gray shall deliver to TCM the certificate for 100 shares of TCM Common Stock held by Gray and representing all of the outstanding TCM Common Stock, and TCM shall cancel such certificate and issue and deliver to Gray in exchange therefor an omnibus stock certificate representing that number of shares of TCM Common Stock equal to the total number of shares distributable pursuant to Section 3.1(b). Gray shall then deliver such omnibus certificate to the Distribution Agent.

               (b) Distribution of Shares. Gray shall instruct the Distribution Agent to distribute, beginning on the Distribution Date, to holders of Gray Stock on the Record Date, the number of shares of TCM Common Stock equal to the number of shares of Gray Stock owned by such holder on the Distribution Date, multiplied by 0.10, and as soon thereafter as reasonably practicable, cash, if applicable, in lieu of fractional shares of TCM Common Stock obtained in the manner provided in Section 3.1(c) hereof. TCM agrees to provide to the Distribution Agent sufficient certificates in such denominations as the Distribution Agent may request in order to effect the Distribution. All of the shares of TCM Common Stock issued in the Distribution shall be fully paid, nonassessable, and free of preemptive rights. Gray shareholders shall not be required to pay cash or other consideration for the TCM Common Stock received in the Distribution.

               (c) Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of Gray Stock who would otherwise be entitled to receive a fractional share of TCM Common Stock pursuant to the Distribution will receive cash for such fractional share. Gray shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of TCM Common Stock allocable to each holder of record or beneficial owner of Gray Stock on the Distribution Date, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of TCM Common Stock, and to distribute to each such holder or for the benefit of each such beneficial owner such holder's or owner's ratable share of the total proceeds (net of total selling expenses) of such sale; provided, however, that the Distribution Agent shall have sole discretion to determine when, how, through which broker-dealer, and at what price to make its sales; provided, further, that the broker-dealer shall not be an affiliate of Gray or TCM.

               (d) Obligation to Provide Information. Gray and TCM, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified in Section 3.1.

          3.2. Actions Prior to the Distribution. On or before the Distribution Date, Gray and TCM shall use their commercially reasonable efforts to do and accomplish the following:

               (a) SEC Filings. Gray and TCM shall prepare, and Gray shall mail, prior to the Distribution Date, to the holders of Gray Common Stock, a proxy statement/prospectus/information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and the Separation and the Distribution and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law. Gray and TCM shall prepare, and TCM shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of TCM Common Stock to be issued in the Distribution under the Securities

Act. Gray and TCM shall use all commercially reasonable efforts to respond to any comments of the SEC and to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after such registration statement is filed with the SEC. TCM shall prepare and file with the SEC a registration statement on Form 8-A to register the shares of TCM Common Stock under the Exchange Act.

               (b) Blue Sky. Gray and TCM shall take and shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of any applicable states in connection with the Distribution.

               (c) Nasdaq National Market. TCM shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for listing of the TCM Common Stock to be issued in the Distribution on the Nasdaq National Market, subject to official notice of issuance.

               (d) Advisors. Gray and TCM shall participate in the preparation of materials and presentations as their respective advisors shall deem necessary or desirable.

               (e) Satisfaction of Conditions. Gray and TCM shall take and shall cause all of their respective Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

               (f) Termination of Letter Agreement. Gray and TCM shall use their commercially reasonable efforts to cause the Letter Agreement, dated July 20, 2004, by and between Gray Television, Inc. and Thomas Stultz to be terminated.

          3.3. Conditions to Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Gray and can be waived by Gray, but shall not give rise to or create any duty on the part of Gray or the Board of Directors of Gray to waive or not waive any such condition or in any way limit Gray's right to terminate this Agreement.

               (a) Filing and Effectiveness of Registration Statement; No Stop Order. A registration statement on Form S-4 and Form 8-A covering the TCM Common Stock to be issued in the Distribution shall have been filed with the SEC and shall be effective, and no stop order suspending the effectiveness of such registration statements shall have been initiated or, to the knowledge of either TCM or Gray, threatened by the SEC.

               (b) Dissemination of Information to Gray Shareholders. Prior to the Distribution Date, the parties shall have prepared, and Gray shall have mailed to the holders of Gray Stock a proxy statement/prospectus/information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and, the Separation and the Distribution, and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law.

               (c) Nasdaq National Market. The shares of TCM Common Stock to be issued in the Distribution shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

               (d) Compliance with State and Foreign Securities and Blue Sky Laws. Gray and TCM shall have taken all such action as may be necessary or appropriate under state and foreign securities and blue sky laws in connection with the Distribution.

               (e) Consents.

                    (i) Governmental Approvals. Any material governmental approvals and consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a Material Adverse Effect on Gray or TCM.

                    (ii) Consents. Gray shall have obtained the consent, approval, or waiver of each Person set forth on Schedule 3.3(e)(ii).

               (f) No Actions. No Actions shall have been instituted or threatened by or before any Governmental Authority to restrain, enjoin, or otherwise prevent the Distribution or the other transactions contemplated by this Agreement, and no order, injunction, judgment, ruling, or decree issued by any Governmental Authority of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

               (g) Tax Opinion regarding the Separation and Distribution. Gray and Bull Run shall have received an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the Separation and Distribution will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code.

               (h) Consummation of Separation. The Separation transactions contemplated by this Agreement shall have been consummated in all material respects.

               (i) Approval by the Special Committee of the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Gray in accordance with applicable law and the articles of incorporation and bylaws of Gray.

               (j) Approval by the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Gray, consistent with the approval and recommendation of the special committee of the Board of Directors of Gray, and in accordance with applicable law and the articles of incorporation and bylaws of Gray.

               (k) Approval by the Special Committee of the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of TCM in accordance with applicable law and the certificate of incorporation and bylaws of TCM.

               (l) Approval by the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM, and in accordance with applicable law and the certificate of incorporation and bylaws of TCM.

               (m) Approval by the Special Committee of the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Bull Run in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (n) Approval by the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Bull Run, consistent with the approval and recommendation of the special committee of the Board of Directors of Bull Run, and in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (o) Approval by the Shareholders of Bull Run of the Merger Agreement and the Merger. The shareholders of Bull Run shall have approved the Merger Agreement and the Merger in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.

               (p) Opinion of Financial Advisor to the Special Committee of the Board of Directors of TCM. Each of the Boards of Directors of Gray and TCM and the special committees of the Boards of Directors of Gray and TCM shall have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc., the financial advisor of the special committee of the Board of Directors of TCM, to the effect that as of the date of such opinion, based upon and subject to the assumptions and limitations set forth in such opinion, (A) the Distribution is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of the Gray Class A Common Stock and the Gray Common Stock that receive TCM Common Stock in the Distribution, (B) the allocation of the consideration in the Distribution between the Gray Common Stock and the Gray Class A Common Stock is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of each such class of common stock and (C) the consideration to be paid to the shareholders of Bull Run in the Merger is fair, from a financial point of view, to TCM.

               (q) Opinion of a Nationally Recognized Independent Valuation Firm. Each of the Boards of Directors of Gray and TCM and the special committee of the Boards of Directors of Gray and TCM shall have received the opinion of a nationally recognized independent valuation firm that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Transaction and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM's assets would exceed TCM's stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Transaction and the Refinancing.

               (r) Opinion of Financial Advisor to the Special Committee of the Board of Directors of Bull Run. The Board of Directors of Bull Run and the special committee of the Board of Directors of Bull Run shall have received the written opinion of SunTrust Robinson Humphrey that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio to be received by the common stockholders (other than J. Mack Robinson, the majority stockholder, and other affiliated stockholders) of Bull Run is fair, from a financial point of view, to such holders.

               (s) Tax Opinion rendered to TCM regarding the Merger. TCM shall have received an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.

               (t) Tax Opinion rendered to Bull Run regarding the Merger. Bull Run shall have received an opinion of Troutman Sanders LLP, special tax counsel to Bull Run, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.

               (u) Other Events. No other events or developments shall have occurred subsequent to the date of this Agreement that, in the judgment of the Board of Directors of Gray or the special committee of the Board of Directors of Gray, would result in the Distribution having a Material Adverse Effect on Gray or a material adverse effect on the shareholders of Gray.

          3.4. Modification. Gray shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution. In addition, at any time and from time to time until the completion of the Distribution, Gray with the consent of the special committee of the Board of Directors of TCM may modify or change the terms of the Distribution.

                                    SECTION 4
                     EMPLOYEES AND EMPLOYEE BENEFIT MATTERS

          4.1. Employees. Immediately prior to, and subject to the Separation, Gray shall transfer to TCM each employee of the Newspaper Publishing Business and Graylink Wireless Business (the "Transferred Employees") so that no such employee who becomes employed by TCM experiences any termination or other interruption in employment and Gray shall cause all such Transferred Employees to resign from all positions as officers or employees of Gray and its Subsidiaries. Except as otherwise provided herein, TCM shall be liable for all obligations relating to all Transferred Employees for all periods, whether arising prior to, on or after the Separation Date. All employees of Gray and its Subsidiaries as of the Separation Date who are not Transferred Employees shall be retained by Gray and its Subsidiaries (the "Retained Employees") and Gray shall be liable for all obligations relating to all Retained Employees for all periods, whether arising prior to, on or after the Separation Date. TCM and Gray (and their respective Subsidiaries) shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 4.1 in a timely manner.

          4.2. Prior Service Credit. TCM shall give each Transferred Employee credit for years of service with Gray or its Subsidiaries as if they were years of service with TCM. TCM shall recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. TCM shall also give Transferred Employees credit for amounts paid under a corresponding Gray plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by TCM.

          4.3. 401(k) Plan. Immediately prior to, and subject to, the Separation, Gray shall cause a "spin off" of the assets and liabilities of the Gray Television, Inc. Capital Accumulation Plan (the "Gray 401(k) Plan") resulting in the division of the Gray 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the "TCM 401(k) Plan") and (ii) all other Gray 401(k) Plan participants (and their beneficiaries). Immediately prior to, and subject to, the Separation, Gray shall cause the TCM 401(k) Plan to be transferred to TCM but shall retain the Gray 401(k) Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its commercially reasonable efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.3.

          4.4. Pension Plan. Gray shall retain all liabilities and obligations in respect of benefits accrued by Transferred Employees who participate in the Gray Communications Systems, Inc. Retirement Plan (the "Retirement Plan"). Benefit accruals in respect of Transferred Employees shall cease as of the Separation Date and the Transferred Employees participating therein shall be considered to have terminated employment for purposes of such plan. Gray shall fully vest the accrued benefits of the Transferred Employees under the Retirement Plan as of the Separation Date. No assets under the Retirement Plan shall be transferred to TCM or to any plan of TCM.

          4.5. Welfare Plans

               (a) Except as otherwise provided herein, immediately prior to, and subject to, the Separation, Gray shall cause all of Gray's employee welfare benefit plans, as defined in Section 3(1) of ERISA (the "Gray Welfare Plans"), to be divided into separate, identical component plans covering, respectively,
(i) the Transferred Employees (and their beneficiaries) (the "TCM Welfare Plans") and (ii) all other Gray Welfare Plan participants (and their beneficiaries), including without limitation, participants (and their beneficiaries) who experienced a "qualifying event" for purposes of the group health plan continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B of ERISA prior to the Separation Date regardless of when an election for continuation coverage is made by the participant. Immediately prior to and subject to, the Separation, Gray shall cause the TCM Welfare Plans to be transferred to TCM but shall retain the Gray Welfare Plans. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.5(a).

               (b) On and after the Separation Date, TCM shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation Date for post-Separation periods, and shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation for all periods prior to the Separation Date.

               (c) TCM shall be responsible for any liabilities or obligations for severance obligations relating to employees of the Newspaper Publishing Business and Graylink Wireless Business whose employment terminates prior to, or on or after the Separation Date.

               (d) Any Transferred Employee on short-term disability as of the Closing Date that would have become eligible for long-term disability benefits under the Gray Welfare Plans but for the consummation of the transactions contemplated by this Agreement shall be covered by the Gray Welfare Plan that provides long-term disability benefits and TCM shall have no obligation to provide such coverage.

          4.6. Section 125 Plan. Without limiting the generality of Section 4.5, immediately prior to, and subject to, the Separation, Gray shall cause a "spin off" of the assets and liabilities of the Gray Section 125 Plan (the "Gray Flex Plan") (which contains premium, dependent care and medical health reimbursement component parts) resulting in the division of the Gray Flex Plan into two, separate, identical, component plans, in accordance with applicable law, covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the "TCM Flex Plan") and (ii) all other Gray Flex Plan participants (and their beneficiaries). Immediately prior to and subject to, the Separation, Gray shall cause the TCM Flex Plan to be transferred to TCM but shall retain the Gray Flex Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.6.

          4.7. Accrued Vacation. Gray and TCM agree that all accrued vacation for Transferred Employees as of the Separation Date shall be TCM's obligation.

          4.8. Stock Option Plan. Immediately prior to, and subject to, the Distribution, Gray shall cause each outstanding nonqualified option to purchase shares of Gray Common Stock that was granted under the Gray 2002 Long Term Incentive Plan on or before the Distribution Date to a Transferred Employee to be become fully vested on the Distribution Date, and to continue to be exercisable until the original expiration date. Prior to the Separation, Gray shall prepare the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.8.

          4.9. Workers' Compensation. TCM shall assume the liability for any workers' compensation or similar workers' protection claims with respect to any employee of the Newspaper Publishing Business and Graylink Wireless Business, whether incurred prior to, on, or after the Distribution Date, which are the result of an injury or illness originating prior to or on the Distribution Date.

          4.10. WARN Act. TCM and its Subsidiaries agree that they shall not, at any time during the 90-day period following the Distribution Date, (i) effectuate a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, or (ii) take any action to precipitate a "mass layoff" as defined in the WARN Act affecting any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, except, in either case, after complying fully with the notice and other requirements of the WARN Act. TCM agrees to indemnify Gray and its Subsidiaries and their respective officers and directors and to defend and hold harmless Gray and its Subsidiaries and their respective officers and directors from and against any and all claims, losses, damages, expenses, obligations and liabilities (including attorney's fees and other costs of defense) that Gray and its Subsidiaries and their respective officers and directors may incur in connection with any suit or claim of violation brought against Gray under the WARN Act, which relates in whole or in part to actions taken by TCM or its Subsidiaries with regard to any site of employment of TCM or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business.

          4.11. Information to be Provided. Each party and its Subsidiaries shall provide any information that the other party may reasonably request, including, but not limited to, information relating to dates of termination of employment, in order to provide benefits to any eligible employee of TCM or any of its Subsidiaries under the terms and conditions of this Agreement or under the applicable Gray Plans.

          4.12. No Right to Employment. Nothing contained in this Agreement will confer upon any Transferred Employees any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any employee benefit plan or program for the Transferred Employees established by TCM may be amended or terminated by TCM in accordance with its terms and applicable law.

                                    SECTION 5
                                INSURANCE MATTERS

          5.1. Insurance Prior to the Distribution Date. Gray shall not have any liability whatsoever to TCM as a result of the insurance policies and practices of Gray in effect at any time at or prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          5.2. Ownership of Existing Policies and Programs. Gray or one or more of its Subsidiaries shall continue to own all property, casualty and liability insurance policies and programs, including, without limitation, primary and excess general liability, errors and omissions, automobile, workers' compensation, property, fire, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the "Gray Policies" and individually, a "Gray Policy"). Gray shall use commercially reasonable efforts to maintain the Gray Policies in full force and effect up to and including the Distribution Date, and, subject to the provisions of this Agreement, Gray and its Subsidiaries shall retain all of their respective rights, benefits and privileges, if any, under the Gray Policies. Nothing contained in this Agreement shall be construed to be an attempted assignment, or to change the ownership, of the Gray Policies.

          5.3. Naming of TCM as Additional Insured. To the extent not already provided for by the terms of a Gray Policy, Gray shall use commercially reasonable efforts to cause TCM to be named as an additional insured under the Gray Policies whose effective policy periods include the Distribution Date, in respect of claims arising out of or relating to periods prior to the Distribution Date.

          5.4. TCM Insurance Policies. Commencing on and as of the Distribution Date, TCM shall be responsible for establishing and maintaining separate property, casualty and liability insurance policies and programs for activities and claims involving TCM or any of its Subsidiaries. TCM will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage. TCM and each of its Subsidiaries, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by TCM and its Subsidiaries for claims relating to any period on or after the Distribution Date involving TCM or any of its Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.6 with respect to claims administration and financial administration of the Gray Policies, neither Gray nor any of its Subsidiaries shall have any responsibility for or obligation to TCM or any of its Subsidiaries relating to property and casualty insurance matters for any period, whether prior to, on, or after the Distribution Date.

          5.5. TCM Directors' and Officers' Insurance. Gray shall cause to be maintained for a period of six years from the Distribution Date, Gray's current directors' and officers' insurance and indemnification policies and fiduciary liability policies ("D&O Insurance"), provided that, Gray may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Distribution Date for all persons who are directors and officers of TCM on the date of this Agreement (or were such prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, Gray shall use commercially reasonable efforts to cause insurance coverage at a reduced face amount to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in
Schedule 5.5 is the amount of the annual premium currently paid by Gray for its D&O Insurance. In the event Gray or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Gray assume the obligations set forth in this Section 5.5. The provisions of this


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

Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each officer and director of TCM on the date of this Agreement (or prior to the date of this Agreement) and his or her heirs and representatives.

          5.6. Post-Distribution Insurance Claims Administration. Upon notification by TCM or one of its Subsidiaries of a claim relating to TCM or one of its Subsidiaries under one or more of the Gray Policies, Gray shall cooperate with TCM in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, Gray and TCM shall jointly make all decisions, determinations, commitments and stipulations concerning any such claims on its own behalf and on behalf of TCM and its Subsidiaries, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Gray Policies. TCM and its Subsidiaries shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, "Insurance Charges") whenever arising, which shall become due and payable under the terms and conditions of any applicable Gray Policy in respect of any claims made by TCM or one of its Subsidiaries under the Gray Policies, whether the same relate to the period prior to, on, or after the Distribution Date. To the extent that the terms of any applicable Gray Policy provide that Gray or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to TCM or any of its Subsidiaries, Gray shall be entitled to demand that TCM make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Gray shall submit to TCM a copy of any invoice received by Gray pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that TCM fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Gray, Gray and its Subsidiaries may (but shall not be required to) pay such Insurance Charges for and on behalf of TCM and, thereafter, TCM shall forthwith reimburse Gray for such payment. Subject to the other provisions of this Section 5, the retention by Gray of the Gray Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of TCM, Gray or any other insured to insurance coverage for any insured claims under the Gray Policies.

          5.7. Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier nor any third party shall be entitled to a benefit that they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Section 5.

          5.8. Scope of Affected Policies of Insurance. The provisions of this
Section 5 relate solely to matters involving liability, casualty and workers' compensation insurance and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their Subsidiaries.

                                    SECTION 6
                                CERTAIN COVENANTS

          6.1. Further Instruments; Consents.

               (a) In addition to the specific agreements, documents, and instruments attached to this Agreement, Gray and TCM shall execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements. Neither Gray nor TCM shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees, and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.

               (b) Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to obtain at the earliest practicable date all consents and approvals referred to in Section 3.3(e)(ii). If, with respect to any Assigned Contract or any agreement, lease or commitment of Gray Publishing and its Subsidiaries, a required consent to the transfer of the membership interests of Gray Publishing is not obtained (and, accordingly, pursuant to section 1.2(d), the agreement, lease or commitment is excluded from the contribution to TCM), Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to keep it in effect and give TCM the benefit of it to the same extent as if it had been assigned, without any additional cost to TCM in excess of the amount for which it would have been responsible had such contract been assigned. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.

          6.2. Exchange of Information.

               (a) General. Each of Gray and TCM, for itself and on behalf of its Subsidiaries, agrees to provide, or cause to be provided, to the other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by any Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Gray or TCM, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

               (b) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and Information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

               (c) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 6.2 shall be deemed to remain the property of the providing party. Unless specifically set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

               (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 6.2 and other provisions of this Agreement after the Distribution Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Gray as in effect on the Distribution Date or such other policies as may be reasonably adopted by the applicable party after the Distribution Date. No party will destroy, or permit any of its affiliates to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date of this Agreement without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to taxes, employee benefits or environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement set forth in this
Section 6.2, then the requirement in such Ancillary Agreement shall control.

               (e) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.2 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after commercially reasonable efforts by such party to comply with the provisions of
Section 6.2(d).

               (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.2 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

               (g) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 8 or otherwise), each party shall use its commercially reasonable efforts to make available to the other party, upon written request, the former, current, and future directors, officers, employees, other personnel, and agents of such party as witnesses and any books, records, or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel, and agents) or books, records, or other documents may reasonably be required in connection with any legal, administrative, or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative, or other proceeding is a matter with respect to which indemnification may be sought. The requesting party shall bear all costs and expenses in connection therewith.

          6.3. Privileged Matters.

               (a) Preservation of Privileges. The parties each agree that they will maintain, preserve, and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include, without limitation, the attorney-client and work product privileges), that relate directly or indirectly to such party for any period prior to the Distribution Date ("Privilege" or "Privileges"). Neither party shall waive any Privilege that could be asserted under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 6.3 shall apply to all Information as to which, but for the Distribution, a party would have been entitled to assert or did assert the protection of a Privilege ("Privileged Information"), including, but not limited to, (i) any and all Information generated prior to the Distribution Date but which, after the Distribution, is in the possession of the other party; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for such party and any person who, at the time of the communication, was an employee of such party, regardless of whether such employee is or becomes an employee of the other party; and (iii) all Information generated, received, or arising after the Distribution Date that refers or relates to Privileged Information generated, received, or arising prior to the Distribution Date.

               (b) Notices. Upon receipt by a party or any of its Subsidiaries of any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information or if such party or any of its Subsidiaries obtains knowledge that any current or former employee of such party or any of its Subsidiaries has received any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section
6.3 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any Information arguably covered by a Privilege under this Section 6.3 unless (i) the other party has provided its express written consent to such production or disclosure, or (ii) unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law.

               (c) Access Not a Waiver. The access to Information being granted pursuant to Section


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

6.2, the agreement to provide witnesses and individuals pursuant to Section 6.2, and the transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this
Section 6.3 or otherwise.

          6.4. Certain Business Matters. No party shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as the other party, (ii) doing business with any potential or actual supplier or customer of the other party or (iii) engaging in, or refraining from, any other activities whatsoever relating to any potential or actual suppliers or customers of the other party.

          6.5. Payment Obligations. On the Separation Date, TCM shall pay, or shall cause Gray Publishing to pay, the balance due as of the Separation Date under that certain promissory note dated as of December 31, 2004, by and between Gray Publishing and Gray Television Group, Inc. (the "Promissory Note") to Gray Television Group, Inc., which payment shall be in complete satisfaction of Gray Publishing's obligations under the Promissory Note. In addition, on the Separation Date, in partial consideration of the transfer of the membership interests and other assets to TCM under Section 1.1, TCM shall distribute to Gray an amount equal to the difference between (i) $40.0 million and (ii) the amount paid to Gray Television Group, Inc. pursuant to the Promissory Note.

          6.6. Reimbursement Obligations. Following the Distribution, TCM shall promptly reimburse Gray for any amounts paid, from time to time, by Gray pursuant to the terms of the Guarantee and Acknowledgment dated June 9, 2005 made by Gray and the special committee of the Board of Directors of Gray in favor of Houlihan Lokey Howard & Zukin Capital, Inc. and its affiliates.

                                    SECTION 7
                                 INDEMNIFICATION

          7.1. Indemnification by Gray. Gray shall indemnify, defend, and hold harmless TCM and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the "TCM Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any TCM Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Retained Assets, (ii) any of the Assumed Liabilities or (iii) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by Gray or its Subsidiaries (other than TCM and its Subsidiaries).

          7.2. Indemnification by TCM. TCM shall indemnify, defend, and hold harmless Gray and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the "Gray Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any Gray Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) the Newspaper Publishing Business, (ii) Graylink Wireless Business, (iii) the Assigned Contracts, (iv) the Assigned Real Property, or (v) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by TCM or its Subsidiaries.

          7.3. Procedure for Indemnification.


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

               (a) General. The following procedures shall apply to any claim for indemnification made pursuant to Section 7.1 and Section 7.2 and pursuant to any indemnities provided in any Ancillary Agreement.

               (b) Notices. If a Gray Indemnitee or TCM Indemnitee shall receive notice of any Action by any third party, or any fact or allegation upon which such Action could be based (hereinafter a "Third Party Claim"), with respect to which an Indemnifying Party is or may be obligated to make an Indemnity Payment, it shall give the Indemnifying Party prompt notice thereof (including any pleadings relating thereto), specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Indemnity Payment); provided, however, that the failure of an Indemnitee to give notice as provided in this Section 7.3 shall not relieve the Indemnifying Party of its indemnification obligations under this Section 7, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

               (c) Defense. For any Third Party Claim upon which notice is required to be given under Section 7.3(b), the Indemnifying Party shall defend such Third Party Claim at its sole cost and expense and through counsel employed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Within 30 days of receipt of the notice of the Third Party Claim received under Section 7.3(b), the Indemnifying Party shall give notice of its intent to defend or objection to the claim of indemnification specifying in reasonable detail the grounds therefor. Failure to provide such notice within such 30-day period shall be deemed an acknowledgment by the Indemnifying Party of its indemnity obligation for the Third Party Claim.

               (d) Settlement. The Indemnifying Party's right to defend any Third Party Claim includes the right to control, manage, and direct the defense of the Third Party Claim and to compromise, settle, or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnitee, which approval shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party shall seek the approval of the Indemnitee to a settlement for monetary damages for which the Indemnifying Party accepts responsibility and if the Indemnitee shall withhold or unreasonably delay approval of such settlement, then the obligation of the Indemnifying Party shall be limited to the amount of the proposed and unapproved settlement, plus attorney's fees and costs to the date of the proposed settlement, and the Indemnitee shall be solely responsible for any additional amount.

               (e) Participation. The Indemnitee may participate in the Indemnifying Party's defense of any Third Party Claim in which the Indemnitee has an interest and be represented by counsel of its own choosing at the Indemnitee's sole cost and expense.

               (f) Failure to Defend. If the Indemnifying Party fails to defend a Third Party Claim, the Indemnitee may defend and may compromise and settle or consent to an entry of judgment or a determination of liability concerning such Third Party Claim at the sole cost and expense of the Indemnifying Party; provided, however, that the Indemnitee shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnifying Party, unless such approval is unreasonably withheld or delayed.

               (g) Access to Information. Regardless of the party that defends a Third Party Claim, the other shall make available to the Indemnifying Party all employees, Information, books and records, communications, and documents, within its possession or control, that are necessary, appropriate or reasonably deemed relevant with respect to such defense, and otherwise shall reasonably cooperate in the defense of the Third Party Claim.

               (h) Release of Liability. With respect to any Third Party Claim, no Indemnifying Party or Indemnitee shall enter into any compromise, settlement, or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the third party of a release of the Indemnitee from all further liability concerning such Third Party Claim.

               (i) Payment. Upon final judgment after exhaustion of all appeals, settlement, compromise, or other final resolution of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment after exhaustion of all appeals, settlement, compromise, or final resolution. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against any third party.

          7.4. Direct Claims. Any claim for indemnity pursuant to Section 7.1 or
Section 7.2 on account of an Indemnifiable Loss made directly by the Indemnitee against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 90 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 90-day (or lesser) period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 90-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue resolution as provided in Section 8.

          7.5. Adjustment of Indemnifiable Losses. The amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Section 7.1 or Section 7.2 shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously.

          7.6. No Third Party Beneficiaries. Except to the extent expressly provided otherwise in this Section 7, the indemnification provided for by this
Section 7 shall not inure to the benefit of any third party or parties and shall not relieve any insurer or other third party that would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.

                                    SECTION 8
                               DISPUTE RESOLUTION

          8.1. General. The resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 8.

          8.2. Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within 30 days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of two or more vice president-level employees of such party and shall meet within 30 days after the end of the first 30-day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 8.2, all reasonable requests made by one party to the other for Information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed-upon statements of fact or written statements of position furnished to the other party.

          8.3. Non-Binding Mediation. In the event that any Dispute is not settled by the parties within 30 days after the first meeting of the negotiating teams under Section 8.2, the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within 60 days of the end of such 30-day negotiation period of the negotiating teams. Except as provided below in Section 8.4, no litigation for the resolution of such dispute may be commenced until the parties attempt in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

          8.4. Proceedings. Nothing in this Agreement shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this
Section 8.4, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 8.2 and Section 8.3 during the course of such litigation proceedings under this Section 8.4.

          8.5. Pay and Dispute. Except as provided in this Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 8. If the party that paid the invoice is found pursuant to this Section 8 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate, from the party found responsible for such payment.

                                    SECTION 9
                                  MISCELLANEOUS

          9.1. Representations and Warranties of Gray.(a) Gray represents and warrants that immediately following the Separation, TCM shall have all of the assets (tangible and intangible) necessary for the conduct of the Newspaper Publishing Business and Graylink Wireless Business in the manner in which it was conducted by Gray on the date of this Agreement and as such businesses are proposed to be conducted by TCM following the Distribution, except for the assets referred to in Section 1.2.

               (b) TCM acknowledges that the assets of the Newspaper Publishing Business and Graylink Wireless Business are being transferred "as is, where is" and that Gray is not, in this Agreement, the Ancillary Agreements or in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and the proxy statement/prospectus/information statement representing or warranting in any way the value or freedom from encumbrance of, or any other matter concerning, any assets of the Newspaper Publishing Business or Graylink Wireless Business. TCM acknowledges that Gray is not in this Agreement or the Ancillary Agreements, nor in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and proxy statement/prospectus/information statement representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements, or the making of the filings contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and except as otherwise provided in Section 6.1(b) that TCM shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.

          9.2. LIMITATION OF LIABILITY. IN NO EVENT SHALL GRAY OR TCM BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT.

          9.3. Survival. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained in this Agreement, shall survive the Separation and Distribution and shall remain in full force and effect.

          9.4. Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements, or any other agreement between the parties relating to the Transaction, all costs and expenses of the parties hereto in connection with the Transaction shall be paid by TCM (other than 50% of the fees and expenses of Banc of America Securities, 50% of the fees and expenses of Proskauer Rose LLP, 50% of the fees and expenses of King & Spalding LLP, 34% of the printing fees and expenses and SEC filing fees, and 50% of all incidental services related to the Transaction, which shall be paid by Gray). TCM shall promptly, on or after the Distribution Date, reimburse Gray for any fees and expenses paid by Gray, on behalf of TCM.

          9.5. Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

          9.6. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

          9.7. No Third-Party Beneficiaries. Except as specifically provided in
Section 5.5, and Section 7.1 and Section 7.2 (to the extent set forth in Section 7.6), this Agreement is solely for the benefit of the parties to this Agreement and their respective Subsidiaries and successors, and shall not confer upon any other Person any rights or remedies hereunder.

          9.8. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflict of laws applicable thereto.

          9.9. Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Gray without the approval of TCM or the shareholders of Gray. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Gray and TCM. In the event of termination pursuant to this Section 9.9, no party shall have any liability of any kind to the other party.

          9.10. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

          9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

          9.12. Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

          9.13. Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          9.14. Failure and Remedies. No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          9.15. Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms.

          9.16. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.17. Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

          9.18. Definitions.

               (a) "Action" means any action, claim, suit, arbitration, inquiry, subpoena, discover request, proceeding, or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission, or any arbitration tribunal.

               (b) "Agreement" has the meaning set forth in the prelude of this Agreement.

               (c) "Ancillary Agreements" means the Assignment and Assumption Agreement, Real Property Lease, Tax Sharing Agreement and Confidentiality Agreement.

               (d) "Assigned Contract" has the meaning set forth in Section 1.1(b).

               (e) "Assigned Real Property" has the meaning set forth in Section 1.1(c).

               (f) "Assignment Agreement" has the meaning set forth in Section 2.3(b).

               (g) "Assumed Liabilities" has the meaning set forth in Section
1.3.

               (h) "Bull Run" means Bull Run Corporation, a Georgia corporation.

               (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (j) "Confidentiality Agreement" means the confidentiality agreement dated June 1, 2005 by and among Bull Run, TCM and Gray.

               (k) "Contracts" has the meaning set forth in Section 1.1(g).

               (l) "Contribution Agreement" has the meaning set forth in Section 2.3(e).

               (m) "D&O Insurance" has the meaning set forth in Section 5.5.

               (n) "Disputes" has the meaning set forth in Section 8.1.

               (o) "Distribution" has the meaning set forth in the Recitals to this Agreement.

               (p) "Distribution Agent" means Mellon Investor Services, LLC.

               (q) "Distribution Date" means such date as shall be fixed by the Board of Directors of Gray for the Distribution.

               (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (s) "Governmental Approvals" means any notices, reports, or other filings to be made, or any consents, registrations, approvals, permits, or authorizations to be obtained from, any Governmental Authority.

               (t) "Governmental Authority" shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

               (u) "Gray" has the meaning set forth in the prelude to this Agreement.

               (v) "Gray 401(k) Plan" has the meaning set forth in Section 4.3.

               (w) "Gray Class A Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (x) "Gray Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (y) "Gray Flex Plan" has the meaning set forth in Section 4.6.

               (z) "Gray Indemnitee" has the meaning set forth in Section 7.2.

               (aa) "Gray Policy" has the meaning set forth in Section 5.2.

               (bb) "Gray Publishing" has the meaning set forth in the Recitals.

               (cc) "Gray Stock" has the meaning set forth in the Recitals.

               (dd) "Gray Welfare Plans" has the meaning set forth in Section 4.5(a).

               (ee) "Graylink" has the meaning set forth in the Recitals.

               (ff) "Graylink Wireless Business" has the meaning set forth in the Recitals to this Agreement.

               (gg) "Indemnifiable Losses" means, with respect to any claim by an Indemnitee for indemnification authorized pursuant to Section 7, any and all losses, liabilities, claims, damages, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

               (hh) "Indemnifying Party" means any party who is required to pay any other Person pursuant to Section 7.

               (ii) "Indemnitee" means any party who is entitled to receive payment from an Indemnifying Party pursuant to Section 7.

               (jj) "Indemnity Payment" means the amount an Indemnifying Party is required to pay an Indemnitee pursuant to Section 7.

               (kk) "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.

               (ll) "Insurance Charges" has the meaning set forth in Section
5.6.

               (mm) "Material Adverse Effect" means a material and adverse effect on the operation of the applicable company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect": (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; and (iii) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.

               (nn) "Merger" means the merger of Bull Run with and into BR Acquisition Corp. pursuant to the terms of the Merger Agreement.

               (oo) "Merger Agreement" means the Agreement and Plan of Merger dated August 2, 2005 by and among TCM, BR Acquisition Corp. and Bull Run.

               (pp) "Newspaper Publishing Business" has the meaning set forth in the Recitals to this Agreement.

               (qq) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.

               (rr) "Prime Rate" means the prime rate as published in the Wall Street Journal on the date of determination.

               (ss) "Privilege" has the meaning set forth in Section 6.4(a).

               (tt) "Privileged Information" has the meaning set forth in
Section 6.4(a).

               (uu) "Promissory Note" has the meaning set forth in Section 6.5.

               (vv) "Real Property Lease" has the meaning set forth in Section 2.3(d).

               (ww) "Record Date" means such date as shall be fixed by the Board of Directors of Gray to determine the holders of Gray Common Stock that shall be entitled to the Distribution.

               (xx) "Refinancing" means a financing in which TCM receives gross proceeds of at least $125.0 million.

               (yy) "Retained Assets" has the meaning set forth in Section 1.2.

               (zz) "Retained Employees" has the meaning set forth in Section
4.1.

               (aaa) "Retirement Plan" has the meaning set forth in Section 4.4.

               (bbb) "SEC" has the meaning set forth in Section 3.2(a).

               (ccc) "Securities Act" means the Securities Act of 1933, as amended.

               (ddd) "Separation" has the meaning set forth in the Recitals to this Agreement.

               (eee) "Separation Date" has the meaning set forth in Section 2.1.

               (fff) "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership, or any other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to Gray and its Subsidiaries shall not include Gray Publishing and its Subsidiaries, and those subsidiaries will be treated as Subsidiaries of TCM.

               (ggg) "Tax Sharing Agreement" has the meaning set forth in
Section 2.3(c).

               (hhh) "TCM" has the meaning set forth in the prelude to this Agreement

               (iii) "TCM 401(k) Plan" has the meaning set forth in Section 4.3.

               (jjj) "TCM Assumed Liability" has the meaning set forth in
Section 1.3(b).

               (kkk) "TCM Common Stock" has the meaning set forth in the Recitals to this Agreement.

               (lll) "TCM Flex Plan" has the meaning set forth in Section 4.6.

               (mmm) "TCM Indemnitee" has the meaning set forth in Section 7.1.

               (nnn) "TCM Welfare Plans" has the meaning set forth in Section 4.5(a).

               (ooo) "Third Party Claim" has the meaning set forth in Section 7.3(b).

               (ppp) "Transaction" means the Separation, Distribution and
Merger.

               (qqq) "Transferred Employees" has the meaning set forth in
Section 4.1.

               (rrr) "WARN Act" has the meaning set forth in Section 4.10.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed and delivered this Master Separation and Distribution Agreement effective as of the date first written above.

                                        GRAY TELEVISION, INC.


                                        By: /s/ Robert S. Prather, Jr.
                                            ------------------------------------
                                        Name: Robert S. Prather, Jr.
                                        Title: President and Chief Operating
                                               Officer


                                        TRIPLE CROWN MEDIA, INC.


                                        By: /s/ James C. Ryan
                                            ------------------------------------
                                        Name: James C. Ryan
                                        Title: Chief Financial Officer and
                                               Secretary

                                                                 SCHEDULE 1.1(B)

Total Requirement Agreement, dated as of October 1, 2001, by and between Abitibi Consolidated Sales Corporation and Gray Communications Systems, Inc. (now Gray Television, Inc.).

Membership Agreement, dated May 24, 2004, by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Newton Citizen.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Albany Herald.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Rockdale Citizen.

Membership Agreement by and between AP and Gray Communications Systems, Inc. (now Gray Television, Inc.), for the benefit of Gwinnett Daily Post.

Authorized Independent Sales Professional Agreement, dated as of February 6, 2004, by and between NPCR, Inc. and Gray Florida Holdings, Inc. (now Gray Television Group, Inc.)

Authorized Independent Sales Professional Agreement, dated as of September 27, 2000, by and between Nextel South Corp. and Gray Florida Holdings, Inc. d/b/a Porta-Phone (now Gray Television Group, Inc.).

Sprint Local Dealer Network Distribution Agreement, dated as of April 15, 2004, by and between Sprint Spectrum L.P. and Gray Television Group, Inc. d/b/a GrayLink.

Employment Agreement, dated as of October 1, 1996, by and between Gray Communications Systems, Inc. (now Gray Television, Inc.), and Robert Chomat.

Non-compete agreements with all employees in the paging business (the form indicates that the Gray party is Gray Television Group, Inc.).

                                                                 SCHEDULE 1.1(C)

Albany Herald office and production facility in located in Albany, GA (83,000 square feet) Offices for Rockdale Citizen located in Conyers, GA (20,000 square feet).

Offices and production facility for Goshen News located in Goshen, IN (21,000 square feet).

                                                                 SCHEDULE 1.2(C)

                      Gray Publishing and Wireless Business
                             Inter-company Balances
                                  June 30, 2005

 INTER-COMPANY      ASSET      INTER-COMPANY     LIABILITY
---------------   ---------   ---------------   -----------
   Graylink       4,607,302   Gray Television   (4,607,302)

Gray Tel Group     714,000        Graylink       (714,000)

   Rockdale       1,931,869   Gray Television   (1,931,869)

Albany Herald     5,561,644   Gray Television   (5,561,644)

     WIBW            222          Gwinnett         (222)

Gray Television   1,066,911       Gwinnett      (1,066,911)

    Goshen        2,221,286   Gray Television   (2,221,286)

Gray Publishing    350,389    Gray Television    (350,389)

SCHEDULE 3.3(E)(II)

License Agreement dated as of May 9, 2005 by and between NEWSTEC, Inc. and Gray Publishing, LLC.

Application for Service, Letter of Agency, and Agreement Choice One/US Xchange dated March 28, 2003.

Sprint Local Dealer Network Distribution Agreement, dated as of April 15, 2004, by and between Sprint Spectrum L.P. and Gray Television Group, Inc. d/b/a GrayLink.

                                                                    SCHEDULE 5.5

$223,000

                                                                       EXHIBIT B

                              TAX SHARING AGREEMENT

     This Tax Sharing Agreement (this "Agreement") is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation ("Gray"), and Triple Crown Media, Inc., a Delaware corporation ("TCM"). Capitalized terms used in this Agreement and not otherwise defined in Article I or otherwise herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of August 2, 2005, by and between Gray and TCM (the "Separation and Distribution Agreement").

                                    RECITALS

     A. Gray is the common parent of an "affiliated group" of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that has filed consolidated federal income tax returns.

     B. TCM is a wholly owned subsidiary of Gray.

     C. Pursuant to the Separation and Distribution Agreement, among other things, (i) Gray agreed to convey, assign and transfer to TCM the sole membership interest in Gray Publishing and (ii) TCM agreed to distribute $40 million to Gray on the Separation Date (collectively, the "Separation").

     D. Immediately after the Separation, Gray shall make a pro rata distribution of all of the TCM Common Stock to the holders of the Gray Common Stock (the "Distribution" and, together with the Separation, the "Reorganization").

     E. Gray and TCM intend that the Reorganization will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and that the Distribution will qualify for nonrecognition treatment under Section 355 of the Code.

     F. Gray and TCM desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     1.01 "Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with a specified Person.

     1.02 "Agreement" shall mean this Tax Sharing Agreement between Gray and TCM, as the same may be amended from time to time.

     1.03 "Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

     1.04 "Code" shall have the meaning set forth in the Recitals.

     1.05 "Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

     1.06 "Controlling Party" shall have the meaning set forth in Section 5.01.

     1.07 "Distribution" shall have the meaning set forth in the Recitals.

     1.08 "Final Determination" shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer possible.

     1.09 "Gray" shall have the meaning set forth in the preamble to this Agreement.

     1.10 "Gray Group" shall mean Gray and all Subsidiaries of Gray at any time following the Separation but shall not include any member of the TCM Group.

     1.11 "Gray Publishing" shall mean Gray Publishing LLC, a Delaware limited liability company, which is a member of the TCM Group.

     1.12 "Gray Tainting Act" shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by Gray in that certain officer's certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than TCM or any other Person that is an Affiliate of TCM immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

     1.13 "Indemnitor" shall have the meaning set forth in Section 5.02.

     1.14 "Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

     1.15 "Post-Distribution Period" shall mean any taxable year or other taxable period beginning on or after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins after the close of the Distribution Date.

     1.16 "Pre-Distribution Period" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

     1.17 "Reorganization" shall have the meaning set forth in the Recitals.

     1.18 "Restructuring Taxes" shall mean any Taxes resulting from or caused by the Reorganization including, but not limited to, any income Taxes imposed pursuant to or as a result of Sections 311, 355(c)(2), 357(c), 361(b)(1)(B), 361(b)(3), 361(c)(2), or 455(b)(1) of the Code, Sections 1.1502-13 or 1.1502-19
of the Treasury Regulations, or Section 5.02(5) of Revenue Procedure 2004-23, 2004-22 I.R.B. 991 (or any corresponding or similar provisions of state, local or non-U.S. income Tax law) and any sales or other transfer Taxes or similar charges imposed with respect to or as a result of the Reorganization.

     1.19 "Separation" shall have the meaning set forth in the Recitals.

     1.20 "Separation and Distribution Agreement" shall have the meaning set forth in the preamble to this Agreement.

     1.21 "Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.

     1.22 "Tax" or "Taxes", whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a "Taxing Authority"). Whenever the term "tax" or "taxes" is used (including, without limitation, in the context of any duty to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

     1.23 "Taxing Authority" shall have the meaning set forth in the foregoing definition of the term "Tax."

     1.24 "Tax Returns" shall mean all reports, returns, information statements, questionnaires or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

     1.25 "TCM" shall have the meaning set forth in the preamble to this Agreement.

     1.26 "TCM Business" shall mean the Newspaper Publishing Business, or the Graylink Wireless Business, or both businesses.

     1.27 "TCM Group" shall mean TCM and all entities that are Subsidiaries of TCM at any time following the Separation, including without limitation Gray Publishing, Graylink LLC, and Porta-Phone Paging Licensee Corp.

     1.28 "TCM Tainting Act" shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by TCM in that certain officer's certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than Gray or any other Person that is an Affiliate of Gray immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to qualify as "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

                                  ARTICLE II.

              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATION

     2.01 OBLIGATIONS TO FILE TAX RETURNS. Gray shall timely file or cause to be filed all Tax Returns that are required to be filed after the Distribution Date by or with respect to the TCM Group that (a) are filed on a consolidated, combined or unitary basis, (b) include both one or more members of the Gray Group and one or more members of the TCM Group, and (c) are for a taxable period that includes the Pre-Distribution Period. Gray also shall timely file or cause to be filed all other Tax Returns required to be filed by one or more members of the TCM Group for any taxable period that includes the Pre-Distribution Period, other than any such Tax Returns relating to sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM

Group or to the assets, employees, or transactions of the TCM Business. TCM shall timely file or cause to be filed all other Tax Returns that are required to be filed after the Distribution Date by or with respect to the members of the TCM Group.

     2.02 OBLIGATION TO REMIT TAXES. Gray and TCM shall each remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax for which such party is required to file a Tax Return (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party's group (the Gray Group or the TCM Group) to any Taxing Authority) and shall be entitled to reimbursement for such payments only to the extent provided in Sections 2.03 and 2.04.

     2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

          (a) TCM shall be liable for and shall indemnify and hold the Gray Group harmless against, on a net after Tax basis, (i) any liability for sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM Group or to the assets or transactions of the TCM Business, and (ii) any liability for Taxes of any kind arising in the Post-Distribution Period and attributable to a member of the TCM Group or to the assets, employees, or transactions of the TCM Business.

          (b) Except for Taxes specifically allocated to TCM under Section 2.03(a) or Section 2.04(b), Gray shall be liable for and shall indemnify and hold the TCM Group harmless against, on a net after Tax basis, any Tax liability of the Gray Group or of the TCM Group.

          (c) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Gray Group and any member of the TCM Group shall be terminated with respect to the TCM Group as of the Distribution Date.

          (d) TCM shall be entitled to any refund of or credit for Taxes for which TCM is responsible under this Agreement, and Gray shall be entitled to any refund of or credit for Taxes for which Gray is responsible under this Agreement.

     2.04 RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE REORGANIZATION.

          (a) RESTRUCTURING TAXES. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.04(b) below, Gray shall pay, and shall indemnify and hold harmless TCM and any member of the TCM Group from and against, on a net after Tax basis, any Restructuring Taxes and any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending any audit or examination with respect to Restructuring Taxes.

          (b) INDEMNIFICATION FOR TCM TAINTING ACTS. TCM covenants that neither TCM nor any member of the TCM Group shall commit or be party to or the subject of any TCM Tainting Act. To the extent that any member of the Gray Group would not have been liable for the following amounts but for a TCM Tainting Act, TCM shall pay, and shall indemnify and hold harmless the Gray Group from and against, on a net after Tax basis, any liability of any member of the Gray Group attributable to Taxes imposed upon any member of the Gray Group or any other Person (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to constitute "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

          (c) INDEMNIFICATION FOR GRAY TAINTING ACTS. Gray covenants that neither Gray nor any member of the Gray Group shall commit or be party to or the subject of any Gray Tainting Act. To the extent that any member of the TCM Group would not have been liable for the following amounts but for a Gray Tainting Act, Gray shall pay, and shall indemnify and hold harmless the TCM Group from and against, on a net after Tax basis, any liability of any member of the Gray Group or the TCM Group attributable to Taxes imposed upon any member of the Gray Group, any member of the TCM Group, or any other Person (together with any reasonable expenses (including, but not limited to, attorney's fees) incurred in defending against any such liability) resulting from a Final Determination that
(i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray's shareholders failed to constitute "qualified property" within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

     2.05 PERIOD THAT INCLUDES THE DISTRIBUTION DATE.

          (a) To the extent permitted by law or administrative practice, the taxable year of each member of the TCM Group shall be treated as closing at the close of the Distribution Date.

          (b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the TCM Group for a taxable year or period that begins on or before and ends after the Distribution Date and is not treated under Section 2.05(a) as closing at the close of the Distribution Date, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Distribution Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Distribution Date, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Pre-Distribution Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the number of days in the entire taxable period.

                                  ARTICLE III.

                                   CARRYBACKS

Without the consent of Gray, which shall not be withheld or delayed unreasonably, no member of the TCM Group shall carry back any net operating loss or other Tax attribute (unless required to carry back such loss or Tax attribute by law) from a Post-Distribution Period to a Pre-Distribution Period. Provided that Gray consents to the carryback or if the carryback is required by law, Gray (or any other member of the Gray Group receiving such refund) shall promptly remit to TCM any refunds it receives with respect to any such carryback. Any refund of Taxes resulting from any such carryback by a member of the TCM Group shall be payable to TCM. For purposes of this Article III, it shall be deemed reasonable for Gray to withhold its consent to any carryback, or alternatively to require reasonable monetary compensation for granting such consent, to the extent that Gray determines in good faith that such carryback will cause (i) an actual increase in the Taxes for which the Gray Group is responsible, or (ii) an actual reduction in the amount of any refund of Taxes payable to the Gray Group or in the amount of any Tax attribute of the Gray Group.

                                   ARTICLE IV.

                                    PAYMENTS

     4.01 PAYMENTS. Payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment.

     4.02 NOTICE. Gray and TCM shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

                                   ARTICLE V.

                                   TAX AUDITS

     5.01 GENERAL. Except as provided in Section 5.02, each of TCM and Gray shall have sole responsibility for all audits or other proceedings ("Tax Controversies") with respect to Tax Returns that it is required to file under
Section 2.01 (the "Controlling Party"). Except as provided in Section 5.02(c) or
Section 5.02(d), the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.

     5.02 INDEMNIFIED CLAIMS.

          (a) Gray or TCM shall promptly notify the other in writing as soon as practicable after receipt by such party of any written communication from a relevant Taxing Authority that proposes adjustment to a Tax Return that may result in liability of the other party

(the "Indemnitor") under this Agreement (a "Proposed Tax Adjustment"). If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the Proposed Tax Adjustments.

          (b) The Indemnitor shall have 30 days after receipt of such notice from the Controlling Party within which to object to the Proposed Tax Adjustment. If the Indemnitor does not notify the Controlling Party within such 30 day period that it objects to the Proposed Tax Adjustment, Section 5.02(c) and Section 5.02(d) below shall not apply, and the Controlling Party shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the Proposed Tax Adjustment.

          (c) If the Indemnitor notifies the Controlling Party that it objects to a Proposed Tax Adjustment, then the Controlling Party shall not thereafter consent to the adjustment or compromise of such Proposed Tax Adjustment without the consent of the Indemnitor, but shall cooperate with the Indemnitor to resolve the Proposed Tax Adjustment on a reasonable basis acceptable to the Indemnitor. Prior to the issuance of any notice raising a Proposed Tax Adjustment or similar stage in the proceedings, however, the Controlling Party shall be responsible for the conduct of the audit, including matters pertaining to such Proposed Tax Adjustment. The Controlling Party shall notify the Indemnitor in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, the Indemnitor shall have the right to attend all such proceedings with any Taxing Authority, the subject matter of which is or includes such Proposed Tax Adjustment.

               (i) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, the Indemnitor shall assume the conduct of all further proceedings, with counsel selected by it, at the Indemnitor's sole expense, insofar as the proceedings relate to a Proposed Tax Adjustment, and thereafter the Indemnitor and the Controlling Party shall jointly be responsible for the conduct of proceedings to contest such Proposed Tax Adjustment.

               (ii) In the event that the Controlling Party receives a notice of deficiency from the Internal Revenue Service, or a similar notice from any other Taxing Authority, and such notice includes one or more Proposed Tax Adjustments, then:

                    (A) upon receiving a written request from the Indemnitor, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency relating to the Proposed Tax Adjustment, or a court of similar jurisdiction with respect to a Proposed Tax Adjustment imposed by any other Taxing Authority, the Controlling Party shall timely file such petition (at the Indemnitor's sole expense); or

                    (B) If (1) the Indemnitor does not request the Controlling Party to file a petition for redetermination of the deficiency pursuant to subsection 5.02(c)(ii)(A) hereof, (2) the Indemnitor requests that the Controlling Party file a claim for refund of Taxes relating to a Proposed Tax Adjustment, and (3) the Indemnitor provides the Controlling Party with sufficient funds to pay the deficiency relating to the Proposed Tax Adjustment, then the Controlling Party (at the Indemnitor's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

                    (C) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Proposed Tax Adjustment, then the Indemnitor shall have the right to cause the Controlling Party to appeal from such adverse determination at the Indemnitor's sole expense.

                    (D) The Indemnitor and its representatives, at the Indemnitor's sole expense, shall be entitled to the extent permitted by law to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is a Proposed Tax Adjustment, and (2) all appearances before any court, the subject matter of which is a Proposed Tax Adjustment. The right to participate referred to in this subsection 5.02(c)(ii)(D) hereof shall include matters such as the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a Proposed Tax Adjustment.

          (d) If a notice of proposed adjustment raises both one or more issues that would result in Taxes for which the Controlling Party is liable under this Agreement in addition to one or more issues that constitute Proposed Tax Adjustments for which any other party is liable under this Agreement, then the Controlling Party and the Indemnitor shall cooperate with each other to allow each party to conduct the Tax Controversy with respect to those issues that would result in Taxes for which such party is liable under this Agreement. Each party shall bear the expense of conducting the Tax Controversy with respect to the issues that would result in Taxes for which such party is liable under this Agreement.

                                   ARTICLE VI.

                                   COOPERATION

Gray and TCM shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Unless and until there has been a Final Determination to the contrary, each party agrees to treat the Reorganization as a reorganization qualifying under
Section 368(a)(1)(D) of the Code and the Distribution as a transaction qualifying under Section 355 of the Code.

                                  ARTICLE VII.

                          RETENTION OF RECORDS; ACCESS

The Gray Group and the TCM Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Gray Group or the TCM Group for any Pre-Distribution Period or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Distribution Date that the TCM Group proposes to destroy such material or information, they shall first notify the Gray Group in writing and the Gray Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the Gray Group proposes to destroy such material or information, they shall first notify the TCM Group in writing and the TCM Group shall be entitled to receive such materials or information proposed to be destroyed.

                                  ARTICLE VIII.

                           TERMINATION OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE IX.

                  DISPUTE RESOLUTION; MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation and Distribution Agreement shall apply in relevant part to this Agreement: 6.3 (Privileged Matters), 8 (Dispute Resolution), 9.6 (Amendment), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing
Law), 9.10 (Notices), 9.11 (Counterparts), 9.12 (Binding Effect and Assignment),
9.13 (Severability), 9.14 (Failure and Remedies), 9.15 (Authority), 9.16 (Interpretation).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        GRAY TELEVISION, INC.


                                        By: /s/ Robert S. Prather, Jr.
                                            ------------------------------------
                                        Name: Robert S. Prather, Jr.
                                        Title: President and Chief Operating
                                               Officer


                                        TRIPLE CROWN MEDIA, INC.


                                        By: /s/ James C. Ryan
                                            ------------------------------------
                                        Name: James C. Ryan
                                        Title: Chief Financial Officer and
                                               Secretary

                                                                       EXHIBIT C


                      FORM OF RULE 145 AFFILIATE AGREEMENT


[-], 2005


Triple Crown Media
546 East Main Street
Lexington, Kentucky 40508



Ladies and Gentlemen:

         I have been advised that, as of the date of this letter, I may be deemed to be an "affiliate" of Bull Run Corporation, a Georgia corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger dated as of [-], 2005 (the "Merger Agreement") by and among Triple Crown Media, Inc., a Delaware corporation ("Buyer"), BR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger") and that, as a result of the Merger, I may receive TCM Capital Stock (as such term is defined in the Merger Agreement) in exchange for shares of Company Capital Stock (as defined in the Merger Agreement) owned by me.

         I hereby represent, warrant and covenant to Buyer that in the event I receive any TCM Capital Stock as a result of the Merger:

a. I will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relative to, any shares of TCM Capital Stock issued to the undersigned in the Merger unless at such time either (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act; (ii) the undersigned shall have furnished to the Buyer an opinion of counsel, satisfactory to the Buyer, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, transfer, pledge, hypothecation or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the Securities Act.

b. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of TCM Capital Stock by me or on my behalf under the Act.

c. I also understand that stop transfer instructions will be given to Buyer's transfer agent with respect to shares of TCM Capital Stock issued to me and that there will be placed on the certificates for such shares of TCM Capital Stock issued to me, or any substitutions therefor, a legend stating in substance:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [-], 2005 BETWEEN THE REGISTERED HOLDER HEREOF AND TRIPLE CROWN MEDIA, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF TRIPLE CROWN MEDIA, INC."

d. I also understand that unless the transfer by me of my TCM Capital Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legends set forth in paragraphs
(c) and (d) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

                                                    Very truly yours,


                                                    ----------------------------